UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Paychex, Inc.
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2018 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

IMAGINING WHAT'S NEXT

PAYCHEX®

Our Purpose

We provide our clients the freedom to succeed.

Our Mission

We will be the leading provider of payroll, human resource, and employee benefit services by being an essential partner with America’s businesses.

Our Values

We act with uncompromising integrity.

We provide outstanding service and build trusted relationships.

We drive innovation in products and services and continually improve processes.

We work in partnership and support each other.

We are personally accountable and deliver on commitments.

We treat each other with respect and dignity.

About Paychex

Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves over 650,000 payroll clients as of May 31, 2018, across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter and LinkedIn.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ANNUAL MEETING INFORMATION

The principal business of the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) will be:

1.     To elect nine nominees to the Board of Directors for a one-year term;

2.     To hold an advisory vote to approve named executive officer compensation;

3.     To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm; and

4.     To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. Stockholders of record at the close of business on August 13, 2018 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

If you are unable to attend the Annual Meeting, you will be able to listen to the meeting via the Internet. We will broadcast the Annual Meeting as a live webcast through our website. Please note that you will not be able to vote or ask questions through the webcast. The webcast will be accessible at www.paychex.com/investors under Events and Presentations and will remain available for replay for approximately one month following the Annual Meeting.

By order of the Board of Directors

Stephanie L. Schaeffer

Corporate Secretary

September 7, 2018

Thursday, October 11, 2018 10:00 a.m. Eastern Time* The Strong One Manhattan Square Rochester, NY 14607 * A continental breakfast will be available from 9:00 a.m. – 10:00 a.m. Eastern Time

Important notice regarding the availability of proxy materials for the

2018 Annual Meeting of Stockholders to be held on October 11, 2018:

Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2018 are available at

www.paychex.com/investors

Welcome to the Paychex, Inc. 2018 Annual Meeting of Stockholders

VOTE YOUR SHARES

HOW TO VOTE

Your vote is very important and we hope that you will attend the Annual Meeting. You are eligible to vote if you were a stockholder of record at the close of business on August 13, 2018. Please read the proxy statement and vote right away using any of the following methods.

Stockholders of Record:

VOTE BY INTERNET Visit the website listed on your proxy card.	VOTE BY TELEPHONE Call the telephone number listed on your proxy card.	VOTE BY MAIL Sign, date, and return your proxy card in the enclosed envelope.	VOTE VIA MOBILE DEVICE Scan this QR code.

Make sure to have your proxy card or voting instruction card in hand and follow the instructions.

Beneficial Stockholders:

If you are a beneficial stockholder, you will receive instructions from your bank, broker, or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting. If you wish to vote in person at the Annual Meeting, you will need to obtain a legal proxy from your bank, broker, or other nominee to present when voting.

Proxy Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the performance of Paychex, Inc. (the “Company” or “Paychex”) for the fiscal year ended May 31, 2018 (“fiscal 2018”), please review the Company’s Annual Report on Form 10-K for fiscal 2018.

Paychex, Inc. 2018 Annual Meeting of Stockholders

October 11, 2018 10:00 a.m., Eastern Time	The Strong, One Manhattan Square Rochester, New York 14607

Meeting Agenda and Voting Matters

Item	Management Proposal	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1	Election of directors for a one-year term	FOR each director nominee	3
Proposal 2	Advisory vote to approve named executive officer compensation	FOR	21
Proposal 3	Ratification of selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm	FOR	56

Fiscal 2018 Business Highlights

	For the fiscal year ended May 31,
$ in millions, except per share amounts	2018	2017	% Change
Total revenue	$3,381	$3,151	7%
Operating income	$1,288	$1,240	4%
Net income (1)	$934	$817	14%
Stock price (high/low) (2)	$70.25/$54.24	$63.03/$52.78	11%/3%
Stock price as of fiscal year end	$65.58	$59.23	11%

(1)	Net income benefited from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which significantly reduced the statutory corporate income tax rate from 35% to 21%.
(2)	Based on 52-week high and low sale prices as reported on the NASDAQ Global Select Market as of May 31, 2018 and 2017.

Paychex has focused on returning value to our stockholders and continued with stockholder-friendly actions during fiscal 2018. In July 2017, the Company increased its quarterly dividend by $0.04 per share, or 9%, to $0.50 per share. In April 2018, the Company increased its quarterly dividend by $0.06 per share, or 12%, to $0.56 per share. The Company continued to repurchase its common stock to offset dilution and in fiscal 2018 repurchased 2.5 million shares for $143.1 million.

Paychex, Inc. 2018 Proxy Statement • 1

Proxy Summary

Returned to Stockholders in Fiscal 2018 Over $880 million	Annual Distributions to Stockholders ($millions)

Pay-for-Performance

Key features of our executive compensation program that tie compensation to the Company’s performance are:

•

A significant portion of annual compensation is “at risk” based on performance. For the President and Chief Executive Officer (“CEO”), 86% of his total target compensation is at risk. On average, for other named executive officers (“NEOs”), 79% of their total target compensation is at risk.

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. For the annual cash incentive for fiscal 2018, results for certain performance metrics were less than target, resulting in payouts at 90% of target for our CEO and 85% of target on average for the other NEOs.

•

Annual grants of performance shares in July 2016 reached the end of the two-year performance period in May 2018. Achievement was 92% of target. The shares earned are restricted for an additional one-year period.

For more information on compensation for our NEOs and how it ties to performance, refer to the Compensation Discussion and Analysis and Named Executive Officer Compensation sections of this proxy statement.

Additional Information

Please refer to the Frequently Asked Questions section beginning on page 59 for important information about proxy materials, voting, annual meeting procedures, Company documents, communications, and the deadlines to submit stockholder proposals for the 2019 Annual Meeting of Stockholders. Additionally, questions may be directed to Investor Relations at (800) 828-4411 or by written request to 911 Panorama Trail South, Rochester, NY 14625, Attention: Investor Relations. General information regarding the Annual Meeting and links to key documents can be found at www.paychex.com/investors.

Paychex, Inc. 2018 Proxy Statement • 2

Election of Directors

PROXY STATEMENT

Paychex, Inc.

911 Panorama Trail South

Rochester, NY 14625

Paychex, Inc. (“Paychex,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, is furnishing this proxy statement to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote. Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about September 7, 2018.

PROPOSAL 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Proposal Snapshot

What am I voting on?

Stockholders are being asked to elect nine director nominees for a one-year term. This section includes information about the Board and each director nominee.

Voting Recommendation

The Board recommends a vote FOR each of the nine director nominees.

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company. The Board acts as an advisor to senior management and ultimately monitors management’s performance.

Election Process

The Company’s By-Laws provide for the annual election of directors. The By-Laws provide that each director shall be elected by a majority of the votes cast for the director at any meeting held for the election of directors at which a quorum is present. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee (the “G&C Committee”) shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the G&C Committee’s recommendation and will determine whether to accept such offer.

2018 Nominees for Director

There are nine nominees for election as director, as listed on the following pages. Each of the nominees is a current member of the Board. The nine persons listed have been nominated for election to the Board by the Company’s G&C Committee. The nominees, with the exception of Mr. Golisano and Mr. Mucci, are independent under both the NASDAQ Stock Market (“NASDAQ”) and Securities and Exchange Commission (“SEC”) director independence standards. If elected, each nominee will hold office until his or her successor is elected and has qualified or until his or her earlier resignation or removal. We believe that all of the nominees will be available to serve as a director. However, if any nominee should become unable to serve, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board. Current Board members Mr. Horsley and Mr. Inman do not intend to stand for re-election at the Annual Meeting.

Paychex, Inc. 2018 Proxy Statement • 3

Election of Directors

The Board believes that the combination of the various qualifications, skills, and experience of the 2018 director nominees will continue to contribute to an effective and well-functioning Board. We have provided biographical information on each of the nominees. Included within this information, we identify and describe the key experience, qualifications, and skills each director nominee brings to the Board that are important in light of our business and structure.

The Board recommends the election of each of the director nominees identified on the following pages. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these director nominees.

Summary of Director Nominees

Our Board is composed of accomplished professionals, with diverse areas of expertise, who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. The G&C Committee believes that all directors should: possess the highest personal and professional ethics; share the values of the Company; have relevant experience; be accomplished in their field; and show innovative and sound business judgment. The Board has identified particular qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole, in light of the Company’s business and current needs. The Board believes the combination of the various qualifications, attributes, skills, and experience of the director nominees contribute to a well-functioning and effective Board.

Balance of Relevant Skills

Paychex, Inc. 2018 Proxy Statement • 4

Election of Directors

B. Thomas Golisano Founder and Chairman of the Board of Paychex, Inc.

Age 76 Director since 1979 Board Committees: • Executive Current Public Company Directorships: • Twinlab Consolidated Holdings, Inc.

Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. He served as President and Chief Executive Officer (“CEO”) of the Company until October 2004. He serves on the board of trustees of the Rochester Institute of Technology. Mr. Golisano serves on the board of Twinlab Consolidated Holdings, Inc. and serves as a director of numerous non-profit organizations and private companies. He is founder and member of the board of trustees of the B. Thomas Golisano Foundation.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Golisano is qualified to lead the Board due to his relevant executive leadership experience and extensive knowledge of the operations of the Company. These skills were attained through his role of founder and former CEO of Paychex.

Thomas F. Bonadio Chief Executive Officer and Managing Partner of The Bonadio Group
Age 69 Director since 2017 Board Committees: • Audit • Corporate Development Advisory Current Public Company Directorships: • CurAegis Technologies, Inc.

Mr. Bonadio is the founder of The Bonadio Group, the largest independent provider of accounting, business advisory, and financial services in New York State outside of Manhattan. Mr. Bonadio has experience serving on community organizations and not-for-profit boards, as well as publicly traded boards. He is currently a director and chair of the audit committee for CurAegis Technologies, Inc. He also previously served as a director and audit committee chair for Conceptus, Inc., which is now a wholly owned subsidiary of Bayer AH of Germany, until June 2013.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Bonadio is qualified to serve as a director of the Company due to his strong background in finance and business, his entrepreneurial experience, and his knowledge of the Certified Public Accountant community. Mr. Bonadio is a successful entrepreneur whose experience building his own business is representative of many clients Paychex serves today. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through the review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Joseph G. Doody Former Vice Chairman of Staples, Inc.
Age 66 Director since 2010 Board Committees: • Audit Current Public Company Directorships: • Casella Waste Systems, Inc. • Virtusa Corporation

Mr. Doody retired from Staples, Inc., an office products company, in September 2017 where he served as Vice Chairman since February 2014. Prior to that, he served as President, North American Commercial, from January 2013 until February 2014, and President, North American Delivery, from March 2002 to January 2013. Mr. Doody has experience serving on other public boards, including Casella Waste Systems, Inc. and Virtusa Corporation. Mr. Doody is a member of the Foundation Board at the College at Brockport.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Doody is qualified to serve as a director of the Company due to his significant leadership and international experience. His long tenure in management of a large division of a multinational company enables him to provide our Board with important operational expertise. In addition, his deep knowledge of small- to medium-sized businesses brings a thorough understanding of the risks and opportunities affecting the Company’s clients and potential clients. Mr. Doody also has extensive experience in strategic planning and business development, which allows him to provide valuable input into the Company’s plans for market growth.

Paychex, Inc. 2018 Proxy Statement • 5

Election of Directors

David J.S. Flaschen Investor and Advisor
Age 62 Director since 1999 Board Committees: • Audit (Chair) • Investment • Corporate Development Advisory • G&C Current Public Company Directorships: • Informa plc (London Stock Exchange)

Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. Mr. Flaschen is the co-founder of Regrub, LLC, a Smashburger franchisee group in the United States (“U.S.”). From 2005 to 2011, he was a partner with Castanea Partners, a private equity investment firm. Mr. Flaschen is a member of the 2018 National Association of Corporate Directors Blue Ribbon Commission on Adaptive Governance for Board Oversight of Disruptive Risks. Mr. Flaschen is a director/advisor of various private companies and of Informa plc, a Financial Times Stock Exchange 100 public company which is traded on the London Stock Exchange.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Flaschen is qualified to serve as a director of the Company as a result of his extensive executive experience in information and marketing services. Over the course of his career, Mr. Flaschen has worked internationally with a number of businesses, including Thomson Financial and AC Nielson. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Pamela A. Joseph Former President and Chief Operating Officer of Total System Services, Inc.
Age 59 Director since April 2018 (previously served from 2005-2017, reappointed in 2018) Board Committees: • None Current Public Company Directorships: • TransUnion

Ms. Joseph served as President and Chief Operating Officer of Total System Services, Inc. (“TSYS”), from May 2016 until September 2017. TSYS offers issuer services and merchant payment acceptance for credit, debit, prepaid, healthcare, and business solutions. Previously, she served as a Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp, from December 2004 until her retirement in June 2015. U.S. Bancorp Payment Services and Elavon manage and facilitate consumer and corporate card issuing, as well as payment processing. Ms. Joseph serves on the Board of Directors of TransUnion, and previously served on our Board from November 2005 until March 2017.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Joseph is qualified to serve as a director of the Company due to her extensive executive experience in the financial services and payment industries. Her wealth of technology experience brings insight to the Board and its committees. In addition, her experience with major acquisitions, board experience with the healthcare services field, and international expansion provides valuable input towards the Company’s growth plans.

Paychex, Inc. 2018 Proxy Statement • 6

Election of Directors

Martin Mucci President and Chief Executive Officer of Paychex, Inc.
Age 58 Director since 2010 Board Committees: • Executive (Chair) • Corporate Development Advisory Current Public Company Directorships: • None

Mr. Mucci has served as President and CEO of the Company since September 2010. Mr. Mucci joined the Company in 2002 as Senior Vice President (“SVP”), Operations. Prior to joining Paychex, he held senior level positions with Frontier Communications, a telecommunications company, including President of Telephone Operations and CEO of Frontier Telephone of Rochester, over the course of his 20-year career. Mr. Mucci was a member of the Board of Directors of Cbeyond, Inc. until it was purchased by Birch Communications in July 2014. He is a member of the Upstate New York Regional Advisory Board of the Federal Reserve Bank of New York and is a Trustee Emeritus of St. John Fisher College.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Mucci is qualified to serve as a director of the Company because he provides day-to-day leadership as the current President and CEO of Paychex, giving him extensive knowledge of the Company, its operations, challenges, and opportunities. In addition, Mr. Mucci’s educational background provides him with strong financial literacy.

Joseph M. Tucci Founder, Co-Chief Executive Officer, and Co-Chairman of GTY Technology Holdings, Inc.
Age 71 Director since 2000 Lead Independent Director Board committees: • G&C (Chair) • Executive Current Public Company Directorships: • Motorola Solutions, Inc. • GTY Technology Holdings, Inc.

Mr. Tucci is the founder of GTY Technology Holdings, Inc., a special purpose acquisitions company, and has been its Co-CEO and Co-Chairman since September 2016. He has been Chairman of Bridge Growth Partners, LLC, a private equity firm based in New York, since October 2016. Mr. Tucci was the former Chairman of the Board of Directors and CEO of EMC Corporation, a provider of data-storage systems. He was EMC’s Chairman from January 2006 and CEO from January 2001 until September 2016, when Dell Technologies acquired the company. He was Chairman of the Board of Directors for VMWare, Inc. from 2007 through September 2016. He serves on the Board of Directors of Motorola Solutions, Inc., and on the boards of various academic and community organizations.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Tucci is qualified to serve as a director of the Company due to his extensive executive leadership experience as CEO of EMC Corporation. Mr. Tucci has spent over 40 years in the technology industry in senior roles at large, complex, and global technology companies. His experience leading EMC through a period of dramatic revitalization, growth and market share gains, and new product introductions enables him to share knowledge of the challenges a company faces due to rapid changes in the marketplace.

Paychex, Inc. 2018 Proxy Statement • 7

Election of Directors

Joseph M. Velli Retired Financial Services and Technology Executive

Age 60

Director since 2007

Board committees:

•  Investment

•  Executive

•  Corporate Development  Advisory (Chair)

•  G&C

Current Public Company Directorships:

•  Computershare Ltd. (Australian Stock Exchange) (Remuneration Committee Chair)

•  Cognizant Technology Solutions Corp.

Mr. Velli currently serves on the Board of Directors of Computershare Limited, a global provider of corporate trust, stock transfer, employee share plan, and mortgage servicing services. In December 2017, Mr. Velli was appointed to the Board of Directors of Cognizant Technology Solutions Corp., a multinational corporation that provides Information Technology services, including digital, technology, consulting, and operations services. He also serves on the Boards of Directors of two private companies, Scivantage Inc. and Foreside Financial Corp. Mr. Velli previously served as Senior Executive Vice President of The Bank of New York and as a member of the Senior Policy Committee. During his 22-year tenure with The Bank of New York, Mr. Velli’s responsibilities included heading Global Issuer Services, Global Custody and related Investor Services, Global Liquidity Services, Pension and 401(k) Services, Consumer and Retail Banking, Correspondent Clearing, and Securities Services. Most recently, he served as Chairman and CEO of ConvergEx Group, LLC, a provider of brokerage, software products and technology services from 2006 to 2013, and continued to serve on the ConvergEx Board until 2014. Mr. Velli served on the Board of Directors of E*TRADE Financial Corporation and E*TRADE Bank until October 2014. Mr. Velli has been a member of the board of trustees for William Paterson University since June 2017. Mr. Velli acts as a Senior Advisor to Lovell Minnick Partners and, from time to time, he provides advisory services to other private equity firms.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Velli is qualified to serve as a director of the Company due to his extensive experience with securities servicing, capital markets, business to business, marketing, and mergers and acquisitions matters, as well as his public board experience. He plays a key role in the Board’s discussions of the Company’s investments and liquidity. Mr. Velli has extensive experience with acquisitions and business services, providing valuable insights on potential growth opportunities for the Company.

Kara Wilson Chief Marketing Officer of Rubrik, Inc.
Age 48 Director since 2017 Board committees: • Audit • Corporate Development Advisory Current Public Company Directorships: • None

Ms. Wilson is Chief Marketing Officer at Rubrik, Inc., a cloud data management company, since June 2017. She has over 20 years of experience in driving go-to-market strategies for large, medium, and hyper-growth start ups. She has held marketing leadership roles with some of the technology industry’s most influential companies, including Cisco, SAP, SuccessFactors, PeopleSoft/Oracle, Okta, and FireEye. Prior to Rubrik, from October 2016 to June 2017, Ms. Wilson was Executive Vice President and from August 2013 to June 2017, Chief Marketing Officer of cyber security company FireEye, where she helped launch FireEye’s initial public offering and was responsible for the company’s global marketing initiatives including corporate, product, and technical marketing, global communications, and field enablement.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Wilson is qualified to serve as a director of the Company due to her extensive experience in driving go-to-market strategies for enterprise technology companies. The Board can leverage Ms. Wilson’s marketing experience to help Paychex with the development and execution of go-to-market strategies to effectively differentiate the Company in a highly competitive and constantly evolving industry. Ms. Wilson has experience at global companies and can provide insight on any expansion of the Company’s global presence.

Paychex, Inc. 2018 Proxy Statement • 8

Director Compensation

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2018

Director compensation is set by the G&C Committee and approved by the Board. The Board’s authority cannot be delegated to another party. The Company’s management does not play a role in setting Board compensation. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. Martin Mucci, President and CEO, receives no compensation for his services as a director. Rather, the compensation received by Mr. Mucci in his role as President and CEO is shown in the Fiscal 2018 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement.

Board compensation is approved by the G&C Committee in January for the upcoming calendar year. Mr. Golisano, who is not an independent director, receives an annual retainer of $300,000 for his services as Chairman of the Board, paid in quarterly installments.

The table below presents the total compensation received from the Company by all directors except Mr. Mucci for fiscal year ended May 31, 2018 (“fiscal 2018”).

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	Option Awards (d)	Total
B. Thomas Golisano	$300,000	$—	$—	$300,000
Thomas F. Bonadio	$95,000	$65,151	$63,555	$223,706
Joseph G. Doody	$90,000	$65,151	$63,555	$218,706
David J.S. Flaschen	$129,500	$65,151	$63,555	$258,206
Phillip Horsley	$92,500	$65,151	$63,555	$221,206
Grant M. Inman	$104,500	$65,151	$63,555	$233,206
Pamela A. Joseph (1)	$20,000	$—	$—	$20,000
Joseph M. Tucci	$107,000	$65,151	$63,555	$235,706
Joseph M. Velli	$104,500	$65,151	$63,555	$233,206
Kara Wilson	$92,500	$65,151	$63,555	$221,206

(1)	Ms. Joseph was reappointed to the Board in April 2018.

Paychex, Inc. 2018 Proxy Statement • 9

Director Compensation

Fees Earned or Paid in Cash (Column (b))

The amounts reported in this column reflect the annual cash compensation paid to the directors during fiscal 2018, whether or not such fees were deferred. Annual cash compensation for directors is comprised solely of annual retainers, which are paid in quarterly installments. These retainers are paid for participation on the Board with separate retainers for committee membership. In addition to their committee membership retainers, committee chairs (with the exception of the Executive Committee) receive additional retainers in recognition for their time contributed in preparation for committee meetings. The annual retainers, applicable to all independent directors, in effect for both calendar years 2018 and 2017 are as follows:

Compensation Element
Annual cash retainer	$80,000
Audit Committee member annual retainer	$10,000
G&C Committee member annual retainer	$7,500
Investment Committee member annual retainer	$5,000
Executive Committee member annual retainer	$5,000
Corporate Development Advisory Committee member annual retainer	$5,000
Audit Committee Chair annual retainer (1)	$22,000
G&C Committee Chair annual retainer (1)	$14,500
Corporate Development Advisory Committee Chair annual retainer (1)	$2,000
Investment Committee Chair annual retainer (1)	$2,000

(1)	The committee Chair receives the Chair annual retainer in addition to the respective committee retainer.

Equity Awards: Stock Awards (Column (c)) and Option Awards (Column (d))

The amounts reported in these columns reflect the grant-date fair value of restricted stock awards and stock option awards, respectively, granted to each independent director, and do not reflect whether the recipient has actually received a financial gain from these awards (such as a lapse in the restrictions on a restricted stock award or by exercising stock options). For fiscal 2018, the equity-based compensation structure for independent directors was based on a total value of approximately $130,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. In July 2017, all independent directors, with the exception of Ms. Joseph, received an annual equity award under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated October 14, 2015 (the “2002 Plan”) as follows:

	Restricted Stock Awards	Option Awards
Grant Date	July 13, 2017	July 13, 2017
Exercise Price	N/A	$57.20
Quantity	1,139	9,615
Fair Value (1)	$57.20	$6.61
Vesting Schedule	On the first anniversary of the date of grant.	On the first anniversary of the date of grant.
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.	N/A
Other (2)	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)

The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The fair value of stock option awards is determined using a Black-Scholes option pricing model. The assumptions used in determining the July 13, 2017 fair value of $6.61 per share for these stock options were: risk-free interest rate of 2.2%; dividend yield of 3.4%; volatility factor of 0.17; and expected option term life of 6.5 years.

(2)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

Paychex, Inc. 2018 Proxy Statement • 10

Director Compensation

As of May 31, 2018, each independent director had the following equity awards outstanding:

Director	Restricted Stock Outstanding (Shares)	Stock Options Outstanding (Shares)
Thomas F. Bonadio	1,139	14,019
Joseph G. Doody	1,139	31,324
David J.S. Flaschen	1,139	94,786
Phillip Horsley	1,139	80,850
Grant M. Inman	1,139	88,536
Pamela A. Joseph (1)	—	68,701
Joseph M. Tucci	1,139	101,036
Joseph M. Velli	1,139	94,786
Kara Wilson	1,139	9,615

(1)	Ms. Joseph was reappointed to the Board in April 2018.

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this proxy statement for a listing of investment funds available to participants and the annual rates of return on those funds. During fiscal 2018, no independent directors deferred compensation under the plan.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The G&C Committee set stock ownership guidelines for our independent directors with a value of five times his or her annual Board retainer, not including any committee or committee chair retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the initial adoption of the guideline. Directors must hold underlying stock received through restricted stock awards until their service on the Board is complete, with the exception of those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, restricted stock awarded to the directors is included. All independent directors are currently compliant with the stock ownership guidelines.

Prohibition on Hedging or Speculating In Company Stock

Directors must adhere to strict standards with regards to trading in Paychex stock. Also, the Company prohibits directors from hedging Paychex stock. They may not, among other things:

•	speculatively trade in Paychex stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Paychex, Inc. 2018 Proxy Statement • 11

Director Compensation

Pledging of Company Stock

The Company has a pledging policy for all Paychex directors, officers, and employees. This policy prohibits pledging Company securities as collateral for a loan or a line of credit without obtaining prior Company approval. Approval may be granted when the individual clearly demonstrates the intent and financial capacity to satisfy the obligations without resort to the pledged securities and where the total pledge represents no more than 25% of the pledgor’s beneficial ownership interest in the Company. The Company’s pledging policy is posted at www.paychex.com/investors under Corporate Governance & Committees.

Paychex, Inc. 2018 Proxy Statement • 12

Beneficial Ownership

BENEFICIAL OWNERSHIP OF PAYCHEX COMMON STOCK

The following table contains information, as of July 31, 2018, on the beneficial ownership of the Company’s common stock by:

•

each principal stockholder known to be a beneficial owner of more than 5% of the Company’s common stock. This includes any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	each director and nominee for director;

•	each of the Company’s named executive officers (“NEOs”); and

•	all directors, NEOs, and executive officers of the Company as a group.

Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options. This information is based upon reports filed by such persons with the SEC.

Name	Amount of Shares Owned (1)	Non-vested Shares of Restricted Stock (2)	Stock Options Exercisable by September 29, 2018 (3)	Total Shares Beneficially Owned	Percent of Class
Principal Stockholders:
B. Thomas Golisano (4),(5),(6) 1 Fishers Road Pittsford, NY 14534	37,927,596	—	—	37,927,596	10.4%
Vanguard Group Inc. (7) PO Box 2600 V26 Valley Forge, PA 19482-2600	24,873,438	—	—	24,873,438	6.8%
BlackRock Inc. (8) 55 East 52nd Street New York, NY 10055	24,771,984	—	—	24,771,984	6.8%
Directors:
B. Thomas Golisano (4),(5),(6)	37,927,596	—	—	37,927,596	10.4%
Thomas F. Bonadio	11,375	1,107	14,019	26,501	*	*
Joseph G. Doody	14,532	1,107	31,324	46,963	*	*
David J.S. Flaschen	41,137	1,107	87,536	129,780	*	*
Phillip Horsley (6),(9)	110,090	—	80,850	190,940	*	*
Grant M. Inman (6),(9)	223,749	—	69,382	293,131	*	*
Pamela A. Joseph	4,378	1,384	68,701	74,463	*	*
Martin Mucci	237,867	66,345	1,510,337	1,814,549	*	*
Joseph M. Tucci	48,760	1,107	94,786	144,653	*	*
Joseph M. Velli	25,934	1,107	94,786	121,827	*	*
Kara Wilson	1,139	1,107	9,615	11,861	*	*
Named Executive Officers:
Martin Mucci	237,867	66,345	1,510,337	1,814,549	*	*
Efrain Rivera	48,500	12,207	436,724	497,431	*	*
Mark A. Bottini	44,957	13,224	326,652	384,833	*	*
John B. Gibson	12,969	12,754	214,972	240,695	*	*
Michael E. Gioja	51,865	12,754	211,620	276,239	*	*
All directors, NEOs, and executive officers of the Company as a group (18 persons)	38,896,560	142,767	3,691,757	42,731,084	11.8%

Paychex, Inc. 2018 Proxy Statement • 13

Beneficial Ownership

**	Indicates that percentage is less than 1%.

(1)

This column reflects shares held of record and Company shares owned through a bank, broker, or other holder of record. For executive officers, this also includes shares owned through the Paychex, Inc. 401(k) Incentive Retirement Plan (the “401(k) Plan”).

(2)

This column includes restricted stock awards to independent directors and executive officers that have not yet vested. These non-vested restricted stock awards have voting and dividend rights, and thus are included in beneficial ownership.

(3)

This column includes shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2018. Under SEC rules, shares that may be acquired within 60 days are included in beneficial ownership.

(4)

Included in shares beneficially owned for Mr. Golisano are 278,068 shares owned by the B. Thomas Golisano Foundation, of which Mr. Golisano is a member of the foundation’s six-member board of trustees. Mr. Golisano disclaims beneficial ownership of these shares, but does share voting and investment power.

(5)	Mr. Golisano has 7,750,295 shares pledged as security.

(6)

Included in shares beneficially owned are shares held in the names of family members, trusts, or other entities: Mr. Golisano — 62,256 shares; Mr. Horsley — 108,951 shares; and Mr. Inman — 136,949 shares.

(7)

Beneficial ownership is based on information as of June 30, 2018 contained in the Form 13F filed with the SEC on August 14, 2018 by Vanguard Group Inc., including notice that it has sole voting power as to 416,473 shares, sole dispositive power as to 24,351,403 shares, shared voting power as to 134,183 shares, and shared dispositive power as to 525,035 shares.

(8)

Beneficial ownership is based on information as of June 30, 2018 contained in the Form 13F filed with the SEC on August 9, 2018 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 21,925,764 shares and sole dispositive power as to 24,771,984 shares.

(9)	Mr. Horsley and Mr. Inman are not standing for re-election at the Annual Meeting, but will maintain their current Board positions until that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2018, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

Paychex, Inc. 2018 Proxy Statement • 14

Corporate Governance

CORPORATE GOVERNANCE

The Board recognizes the fundamental principle that good corporate governance is critical to organizational success and the protection of stockholder value. As such, the Board has adopted a set of Corporate Governance Guidelines as a statement of principles guiding the Board’s conduct. These principles are intended to be interpreted in the context of all applicable laws and the Company’s Restated Certificate of Incorporation, By-Laws, as amended, and other governing documents. A copy of these guidelines can be found at www.paychex.com/investors under Corporate Governance & Committees.

Board Leadership Structure

The Board’s current leadership structure is comprised of:

•	Chairman of the Board and non-independent director (Mr. Golisano);

•	the President and CEO as a non-independent director (Mr. Mucci);

•	an independent director serving as Lead Independent Director (Mr. Tucci); and

•	Audit, G&C, Corporate Development Advisory, and Investment committees led by independent directors.

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board currently separates the role of Chairman of the Board from the CEO. We believe that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry, but is not involved in the day-to-day operations of the Company. Mr. Golisano’s extensive experience as founder and former CEO qualifies him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company.

Our Lead Independent Director has responsibility for conducting regularly scheduled executive sessions of the non-management or independent directors and such other responsibilities as the independent directors may assign. Regularly scheduled executive sessions of the members of the Board, without members of management present, are held at each regularly-scheduled Board meeting. As appropriate, matters presented to the Board by the G&C Committee are reviewed and discussed in executive session by the independent directors.

The Board and its standing committees that meet regularly conduct performance self-evaluations at least annually to assess the qualifications, attributes, skills, and experience represented on the Board and to determine whether the Board and its committees are functioning effectively.

Board Oversight of Risk

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board is responsible for ensuring an appropriate culture of risk management exists within the Company, overseeing the Company’s aggregate risk profile, and monitoring how the Company addresses specific risks. The Board receives regular reports from officers on particular risks to the Company, reviews the Company’s strategic plan, and regularly communicates with its committees.

Paychex, Inc. 2018 Proxy Statement • 15

Corporate Governance

The Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk management function. In general, the committees oversee the following risks:

Committee	Primary Risk Oversight Area
Audit Committee

•  Risk related to financial statement accuracy and reporting;

•  Internal controls;

•  Legal, regulatory, and compliance risks;

•  Information security, technology, privacy and data protection; and

•  Other operational and fraud risks.

Investment Committee	• Risk related to investing activities.
G&C Committee

•  Risks arising from the Company’s compensation policies and practices for all employees and non-employee directors; and

•  Governance structure and processes including succession planning, director independence, and related person transactions.

The G&C Committee regularly reviews the risks and rewards associated with our compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. As part of its risk oversight, the G&C Committee conducts an annual assessment of risks arising from the Company’s compensation programs. The G&C Committee reviewed such programs with its independent compensation consultant. The G&C Committee’s assessment included identification of risk with the various forms of compensation, the inherent risk in performance-based compensation metrics, and existing risk mitigation controls. Risk mitigation includes, but is not limited to, the balance of fixed and variable compensation, the balance of short- and long-term compensation, stock ownership guidelines, level of oversight, and controls over financial reporting. Based on this review, the G&C Committee concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

Our Corporate Governance Guidelines require that our Board meet at least four times per year. The Board held four meetings and one special Board conference call in fiscal 2018. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2018, the average attendance for the Board and committee meetings was approximately 98%. Each director attended at least 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served, where applicable, during fiscal 2018. Directors are expected to attend the Company’s Annual Meetings of Stockholders. All of our then-current directors attended the 2017 Annual Meeting of Stockholders. All directors are independent within the meaning of applicable SEC and NASDAQ director independence standards, with the exception of Mr. Golisano and Mr. Mucci.

The Board has established five standing committees with the following responsibilities and director assignments:

Audit Committee
Committee Members: (1) David J.S. Flaschen (Chair) (2) Thomas F. Bonadio (2) Joseph G. Doody Grant M. Inman (3) Kara Wilson (4) 6 Meetings in fiscal 2018

•  Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes.

•  Review the performance and independence of the Company’s independent accountants and internal audit department.

•  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board.

•  Review significant risk exposures and processes to monitor, control, and report such exposures, periodically reporting on such information to the Board.

Paychex, Inc. 2018 Proxy Statement • 16

Corporate Governance

Executive Committee
Committee Members: Martin Mucci (Chair) B. Thomas Golisano Joseph M. Tucci Joseph M. Velli 0 Meetings in fiscal 2018	• Exercise all the powers and authority of the Board, except as limited by law, between Board meetings and when the Board is not in session.

Investment Committee
Committee Members: Grant M. Inman (Chair) (3) David J.S. Flaschen Phillip Horsley (3) Joseph M. Velli 2 Meetings in fiscal 2018

•  Review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios.

•  Determine that the investment portfolios are managed in compliance with the Company’s established investment policy.

Governance and Compensation Committee
Committee Members: (5) Joseph M. Tucci (Chair) David J.S. Flaschen Phillip Horsley (3) Grant M. Inman (3) Joseph M. Velli 5 Meetings in fiscal 2018

•  Evaluate and determine compensation for the directors, CEO, and senior executive officers.

•  Provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies.

•  Evaluate compensation policies to determine if they have risk that is reasonably likely to have a material adverse effect on the Company.

•  Identify, evaluate, and recommend to the Board candidates for nomination for election to the Board.

•  Review annually the independence of directors.

Corporate Development Advisory Committee
Committee Members: Joseph M. Velli (Chair) Thomas F. Bonadio David J.S. Flaschen Martin Mucci Kara Wilson (4) 4 Meetings in fiscal 2018

•  Review and provide guidance to management and the Board with respect to the Company’s acquisition or divestiture opportunities, as appropriate, and review related strategy.

•  Authority to approve acquisitions or divestitures in accordance with the parameters set by the Board, to the extent permitted by law and the Company’s By-Laws.

(1)

All members of the Audit Committee, which was established in accordance with Section 3(a)58(A) of the Exchange Act, meet the independence, experience, and other applicable NASDAQ listing requirements and applicable SEC rules regarding independence.

(2)	Mr. Flaschen and Mr. Bonadio qualify as an “Audit Committee Financial Expert,” as defined by applicable SEC rules.

(3)	Mr. Horsley and Mr. Inman do not intend to seek re-election to the Board or any of its standing committees.

(4)	Ms. Wilson was appointed to the Audit Committee in July 2017 and the Corporate Development Advisory Committee in October 2017.

(5)	All members of the G&C Committee meet the NASDAQ independence criteria.

Paychex, Inc. 2018 Proxy Statement • 17

Corporate Governance

The Audit, Investment, G&C, and Corporate Development Advisory Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible at www.paychex.com/investors under Corporate Governance & Committees.

Nomination Process

The G&C Committee is responsible for recommending candidates to the full Board to either fill vacancies or stand for election at each annual meeting of stockholders. The committee follows the Board’s Nomination Policy, which is included in the G&C Committee Charter. The Board does not have a formal policy regarding diversity. However, the Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires G&C Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company. This is based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires G&C Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates and the G&C Committee is authorized by its charter to continue this practice.

The Nomination Policy requires the G&C Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the Chair of the G&C Committee in accordance with the policy described in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

Related persons include our executive officers, directors, director nominees, and holders of more than 5% of the Company’s common stock, as well as their immediate family members. It is generally the Company’s practice to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted at www.paychex.com/investors under Corporate Governance & Committees.

Officers are required to disclose any potential conflicts of interest or related person transactions, which include: certain financial interests in or relationships with any supplier, customer, partner, subcontractor, or competitor; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. Annually, officers and directors complete a Director’s and Officer’s Questionnaire, within which they provide information regarding whether the individual or any member of their immediate family had any interest in any actual or proposed transaction with the Company or any of its subsidiaries where the amount involved exceeded $120,000. The individuals are also asked about any other economic relationships that might be conflicts of interest. The responses are reviewed by our Financial Reporting and Legal Departments to determine if a conflict of interest exists related to any such transaction. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Paychex, Inc. 2018 Proxy Statement • 18

Corporate Governance

Members of the Board are required to disclose to the Chair of the Board or the Chair of the G&C Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. This includes engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Financial Reporting department annually reviews the Company’s listing of related persons for determination of potential related-person transactions that should be disclosed in the Company’s periodic reports to the SEC or under U.S. generally accepted accounting principles (“GAAP”) and SEC rules or proxy materials under SEC rules. The G&C Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest. The factors considered by the G&C Committee in their review, include: the business objective of the transaction; the individual’s involvement in the transaction; whether the transaction would impact the judgment of the officer or director to act in the best interest of the Company; and any other matters the G&C Committee deems appropriate. For fiscal 2018, no instances of conflict or non-compliance have occurred. Should a conflict of interest be identified, relevant information and circumstances would be reviewed to determine if action is required relative to continuing the arrangement.

For fiscal 2018, the following transaction in excess of $120,000 were identified and communicated to the G&C Committee:

•

Mr. Tucci, a member of our Board, was the Chairman of the Board, CEO, and President of EMC Corporation until September 2016. During fiscal 2018, the Company purchased through negotiated transactions approximately $0.5 million of data processing equipment and software from EMC Corporation. Mr. Tucci was not personally involved in the negotiation of these transactions.

•

Mr. Doody, a member of our Board, was the Vice Chairman of Staples, Inc. until September 2017. During fiscal 2018, the Company purchased through negotiated transactions approximately $2.7 million of office supplies from Staples, Inc. Mr. Doody was not personally involved in the negotiation of these transactions.

•

Mr. Velli, a member of our Board, was appointed to the Board of Cognizant Technology Solutions Corporation (“Cognizant”) in December 2017. During fiscal 2018, the Company purchased through negotiated transactions approximately $0.2 million of consulting services from Cognizant. Mr. Velli was not personally involved in the negotiation of these transactions.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the G&C Committee were at any time during fiscal 2018, or at any other time, an officer or employee of the Company. During fiscal 2018, no member of the G&C Committee or Board was an executive officer of another entity on whose Compensation Committee or Board of Directors an executive officer of Paychex served.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chair of any standing committee of the Board. Written communications should be clearly marked and mailed to:

Stockholder and Other Interested Parties — Board Communication

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

Attention: Corporate Secretary

In the case of communications intended for committee chairs, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

Paychex, Inc. 2018 Proxy Statement • 19

Code of Ethics

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all of its directors, officers, and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review at www.paychex.com/investors under Corporate Governance & Committees. The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of Regulation S-K by posting such information on its website at the address specified above.

Paychex, Inc. 2018 Proxy Statement • 20

Say-on-Pay Vote

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Snapshot

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as described in the Compensation Discussion and Analysis (“CD&A”) and the Named Executive Officer Compensation sections of this proxy statement. At the 2017 Annual Meeting of Stockholders, approximately 96% of the total stockholder votes cast were in favor of the Company’s NEO compensation as presented in our 2017 proxy statement.

•	Voting Recommendation

The Board of Directors recommends a vote FOR the advisory vote approving the NEO compensation, as disclosed in this proxy statement.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this proxy statement. Our stockholders are currently given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2019 Annual Meeting of Stockholders. Before you vote, we encourage you to read the CD&A and Named Executive Officer Compensation sections of this proxy statement, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Compensation Programs Highlights

Our executive compensation programs are designed to attract, motivate, and retain highly qualified NEOs, who are critical to our success. We strongly believe that our executive compensation — both pay opportunities and pay actually realized — should be tied to Company performance. Under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs that you should consider are:

•

NEO compensation is evaluated and determined by our G&C Committee, which is entirely comprised of independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•

Our executive compensation program is designed to implement core compensation principles, including alignment with stockholders’ interests, long-term value creation, and pay-for-performance. A significant portion of pay is at risk where the amount realized will be dependent on achievement of financial targets or, in the case of certain time-vested equity awards, the value of the Company’s stock.

•	A mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•	Our equity-based, long-term incentive awards include a mix of options, time-based restricted stock awards, and performance-based awards.

In addition, we have responsible compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines for directors and executive officers, designed to align the director’s and executives’ long-term financial interests with those of our stockholders.

•	Prohibition of hedging of the Company’s stock for both directors and executive officers.

•	Prohibition of pledging Company stock as collateral without prior approval by the Company.

•	A long-standing insider trading policy.

Paychex, Inc. 2018 Proxy Statement • 21

Say-on-Pay Vote

•

Certain recoupment, non-compete, and other forfeiture provisions within our Annual Officer Performance Incentive Program (the “Annual Incentive Program”) and equity-based compensation agreements. These allow the Company to cancel all or any outstanding portion of equity awards and recoup the gross value of any payouts under the Annual Incentive Program, vested restricted shares, or profits from exercises of options.

Results of the 2017 Say-on-Pay Vote

At the 2017 Annual Meeting of Stockholders held on October 11, 2017, approximately 96% of the total stockholder votes cast were in favor of the Company’s NEO compensation as presented in our 2017 proxy statement. The G&C Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the committee’s decisions and the existing executive compensation programs. As we evaluated our compensation practices and talent needs throughout fiscal 2018, we remained mindful of the strong support for our compensation policies and practices communicated by our stockholders at the last annual meeting. As a result, the G&C Committee retained the core design of our executive compensation programs as it believes the program continues to attract, retain, and provide appropriate incentive for senior management.

Advisory Vote

The G&C Committee, along with the Board, believe that the policies, procedures, and amounts of compensation discussed here, and described further in this proxy statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our NEO compensation, a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting must be voted for the proposal.

This say-on-pay vote is advisory and therefore is not binding on the Company, the G&C Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the G&C Committee will evaluate whether actions are necessary to address these concerns.

The Board recommends a vote FOR the proposal to approve the NEO compensation on an advisory basis, as disclosed in this proxy statement.

Paychex, Inc. 2018 Proxy Statement • 22

CD&A

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A provides you with a description of our executive compensation policies and programs, the decisions made by the G&C Committee regarding executive compensation, and the factors contributing to those decisions. This discussion focuses on the compensation of our NEOs for fiscal 2018, who were:

Name	Title
Martin Mucci	President and Chief Executive Officer (principal executive officer)
Efrain Rivera	Senior Vice President, Chief Financial Officer, and Treasurer (principal financial officer)
Mark A. Bottini	Senior Vice President of Sales
John B. Gibson	Senior Vice President of Service
Michael E. Gioja	Senior Vice President of Information Technology and Product Development

Paychex, Inc. 2018 Proxy Statement • 23

CD&A

Executive Summary

Business and Financial Highlights

Our mission is to be the leading provider of payroll, human resource (“HR”), and employee benefits services by being an essential partner with America’s businesses. We believe success in this mission will lead to strong long-term financial performance.

Our executive compensation is tied to financial and operational performance and is intended to drive sustained, long-term increases in stockholder value. We delivered solid financial results for fiscal 2018. Reported financial results for fiscal 2018 and the respective growth percentages compared to the fiscal year ended May 31, 2017 (“fiscal 2017”) were as follows:

	For the fiscal year ended May 31,
$ in millions, except per share amounts	2018	2017	% Change
Payroll service revenue	$1,810	$1,779	2%
Human Resource Services revenue	1,507	1,322	14%
Total service revenue	3,317	3,101	7%
Interest on funds held for clients	64	51	26%
Total revenue	$3,381	$3,152	7%

Operating income	$1,288	$1,240	4%
Operating income, net of certain items (1)	$1,257	$1,189	6%
Net income (2)	$934	$817	14%
Adjusted net income (1)	$920	$799	15%
Diluted earnings per share (2)	$2.58	$2.25	15%
Adjusted diluted earnings per share (1)	$2.55	$2.20	16%
Operating cash flows	$1,276	$960	33%

(1)

Operating income, net of certain items, adjusted net income, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of operating income, net income, and diluted earnings per share. Operating income, net of certain items, is a non-GAAP measure used as one of the performance metrics in the Company’s executive compensation program.

(2)

Net income and diluted earnings per share were impacted in fiscal 2018 by the passage of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act significantly reduced the statutory corporate income tax rate from 35% to 21%.

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Fiscal 2018 Actions Related to Long-Term Strategy: The table below discusses fiscal 2018 performance as it relates to the key areas of focus that comprise the Company’s long-term strategy.

Strategy Focus	Fiscal 2018 Summary of Accomplishments
Flexible, convenient service

We are committed to backing our integrated Human Capital Management (“HCM”) solutions with world-class service. The integration of flexible service options and leading-edge technology allows us to meet our clients’ diverse needs and empowers our clients to choose the way in which they would like to be serviced. Clients can decide when, where, and how they access our services including through online services, the traditional payroll specialist model, a 24/7 dedicated service center, our multi-product service center, or, for some of our larger clients, a customer relationship manager. Our service delivery remained strong as we continued to experience favorable client retention results and improvements in Net Promoter Score.

Solid sales execution

In fiscal 2018, we rolled out a new go-to-market strategy leveraging the capabilities of our virtual sales force. This strategy started off slowly in the first half of the fiscal year, but gained momentum as the year progressed. Our comprehensive HR outsourcing services, in particular our professional employer organization (“PEO”) business, performed well in both new sales and client retention.

Industry-leading, integrated technology

We have continued our focus on leading-edge technology, concentrating our efforts on the enhancement of Paychex Flex®, our robust, cloud-based HCM platform, which allows direct client access to payroll, HR, and benefits information in a streamlined and integrated approach to workplace management. In fiscal 2018, we introduced the following:

•  AccountantHQ, a Paychex Flex platform-based offering, which provides access to authorized client payroll and HR data and key account contacts to assist a client’s accountant in driving greater efficiency;

•  InVisionTM Iris Time Clock, a biometric clock that scans the iris, providing fast and accurate time capture;

•  Do-It-Yourself online employee handbook (“DIY Handbook”);

•  Onboarding Essentials, which enables clients to onboard new hires quickly and in a completely paperless fashion; and

•  Netspend’s Tip NetworkTM, which streamlines the process for paying tipped employees.

Comprehensive suite of value-added HCM services

We offer a complete suite of HCM services, which help manage the employer/employee relationship through all phases of the employee life cycle. During fiscal 2018, we introduced new product bundles, which now include DIY Handbook and Onboarding Essentials at no extra cost. We also introduced Paychex Promise, a first of its kind offering in the payroll and HR industry. It is a subscription-based service that delivers peace of mind to business owners through protection against payroll interruptions and solutions to address the routine challenges of running a successful business. The primary offering is Payroll Protection, which extends the collection period of payroll funds from a client’s bank account by seven days without interruption of service. We also announced a partnership with Workplace by Facebook to introduce a social collaboration tool to the Company’s HCM suite.

Continued service penetration

We continue to see client growth across the following HCM services: comprehensive HR outsourcing services, retirement services, insurance services, and our time and attendance solutions. Our largest HRS revenue stream is Paychex HR Services, which includes our administrative service organization and PEO. Demand for these services resulted in strong growth in the number of worksite employees served. We are constantly evolving to enhance our competitive position and focus on showcasing the value proposition of our full-suite of HCM solutions.

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Strategy Focus	Fiscal 2018 Summary of Accomplishments
Strategic acquisitions

We continuously evaluate opportunities for acquisitions where there is a strategic fit. In fiscal 2018, we completed two important acquisitions that we believe helped to strengthen our position in the marketplace, while at the same time providing us with more opportunities for long-term growth:

•  In August 2017, we announced our acquisition of HR Outsourcing Holdings, Inc. (“HROI”), a national PEO serving small to medium-sized businesses in more than 35 states. This acquisition affirms our strong presence in the PEO industry and demonstrates our continued commitment to providing our clients with industry-leading HR solutions. HROI has been included in our financial results since the date of acquisition and its results have exceeded expectations.

•  In February 2018, we acquired Lessor Group (“Lessor”), a market-leading provider of payroll and HCM software solutions headquartered in Denmark and serving clients in Northern Europe. The acquisition of Lessor strengthens our international profile and provides us with additional opportunities for growth in Europe.

We are a significant beneficiary of the Tax Act, with the benefit of the lower federal statutory rate on current earnings along with the one-time benefit of revaluation of our deferred tax liabilities at the lower tax rate. The majority of the benefit is being returned to stockholders in the form of dividend payments and the repurchase of our outstanding shares of common stock. We are utilizing the remaining portion of this benefit to accelerate investments in the areas of product and technology, sales and marketing, and in our employees.

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Return to Stockholders: The value we return to our stockholders is very important to us. During fiscal 2018, we returned over $880 million to our stockholders through dividends and repurchases of outstanding shares of our common stock.

Annual Distributions to Stockholders ($million) Annual Dividends Per Common Share

Since 2014, the
Company has returned
almost $4.0 billion
to shareholders.

Dividend Payments: Paychex continues to pay substantial dividends to our stockholders, targeting approximately 80% of our net income. In April 2018, we increased our dividend for the second time during the fiscal year in order to return some of the benefit of the Tax Act to our stockholders. The increase in the quarterly dividend to stockholders in the last three fiscal years was as follows:

	Increase in Quarterly Dividend	Quarterly Dividend Amount	% Change
April 2018	$0.06	$0.56	12%
July 2017	$0.04	$0.50	9%
July 2016	$0.04	$0.46	10%
July 2015	$0.04	$0.42	11%

Share Repurchases: In May 2014, the Board authorized the repurchase of up to $350 million of our common stock, with authorization that expired on May 31, 2017. In July 2016, the Board authorized the repurchase of an additional $350 million with authorization expiring on May 31, 2019. Shares repurchased under these two plans over the past three fiscal years were as follows:

(In millions)	Shares Repurchased	Amount
Fiscal 2018	2.5	$143.1
Fiscal 2017	2.9	$166.2
Fiscal 2016	2.2	$107.9

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The following graph shows how a $100 investment in the Company’s common stock on May 31, 2013 would have grown to $206 as of May 31, 2018, with dividends reinvested quarterly. The chart also compares the total stockholder return on the Company’s common stock to the same investment in the S&P 500 Index over the same period, with dividends reinvested quarterly. For Paychex, this represents a cumulative return of 106%, or 16% on an annualized basis.

Total Return Performance

For more information about our fiscal 2018 business results, see the section of our fiscal 2018 Annual Report on Form 10-K (“Form 10-K”) titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How Pay is Tied to Company Performance

Our executive compensation programs are designed to ensure that the interests of the Company’s senior leaders are appropriately aligned with those of its stockholders by rewarding performance that meets established business and individual goals. Key features of the program that tie to Company performance are:

•

A significant portion of our NEOs annual compensation is “at risk” based on performance. For fiscal 2018, variable pay represented 86% of total target compensation for our CEO, and 79% of total target compensation on average for our other NEOs.

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. Annual grants of performance shares provide the opportunity for restricted stock to be awarded if pre-established financial goals are met for a two-year performance period. Time-vested stock options and restricted stock awards provide value based on our stock price performance.

•

Target compensation for the annual incentive program and annual grants of performance shares is established at the beginning of the performance period by the G&C Committee. NEOs have an opportunity to earn actual compensation that varies from target based on achievement against pre-established performance metrics.

•

Performance targets incorporated into our executive compensation programs include the metrics of service revenue (a measure of business growth) and operating income, net of certain items (our measure of profitability) for our annual performance-based compensation. Operating income, net of certain items is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the related GAAP measure of operating income.

•	The financial measures used as performance targets are linked directly to our annual and longer-term strategic business plans that are reviewed and approved by the Board.

•

In July 2016, the G&C committee approved special Long Term Incentive Plan (“LTIP”) awards in the form of non-qualified performance-based stock options and performance-based restricted stock. These awards were made to reward the executives for achieving long-term financial goals. The stock options and restricted stock vest after four years based on achievement against goals established for the fiscal year ending May 31, 2020 (“fiscal 2020”). These are special awards geared toward this long-term achievement and are not part of the annually recurring awards of long-term, equity-based compensation. The performance metrics for these LTIP awards are service revenue, operating income, net of certain items, and diluted earnings per share.

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The pay mix at target for our CEO and the average for other NEOs for fiscal 2018 is displayed below.

CEO Pay Mix Target	Other NEOS Pay Mix at Target

The following illustrates the trend in Company performance, based on two of our key financial metrics utilized in performance-based compensation plans, and the total reported compensation of our CEO (excluding the LTIP awards) over the last three years.

Service Revenue ($millions) Operating Income, Net of Certain Items (1) ($millions) CEO Total Reported Compensation (Excluding LTIP) (2) ($millions)

(1)

Operating income, net of certain items, is a non-GAAP measure. Refer to the discussion regarding this non-GAAP measure and a reconciliation to the related GAAP measure of operating income in Appendix A.

(2)

CEO total compensation as reflected in this chart is equal to the amounts reported in the Summary Compensation Table included in the Named Executive Officer section of this and prior years’ proxy statements, with the exception of the amount for fiscal 2017. For fiscal 2017, this chart excludes the impact of the special LTIP awards granted in July 2016 in the form of non-qualified performance stock options and performance-based restricted stock.

Amounts realized in fiscal 2018 related to performance-based compensation programs for fiscal 2018 and prior years included the following:

•

Payouts under the Annual Incentive Program for fiscal 2018 were earned at 90% of target for the CEO and an average of 85% of target for the SVPs. Achievement was measured against financial targets established at the beginning of fiscal 2018.

•

The two-year performance period for the annual grants of performance shares granted in July 2016 ended on May 31, 2018. The financial targets were set at the beginning of this two-year period. Achievement against these targets resulted in restricted shares earned at 92% of target.

Refer to the section entitled “Elements of Compensation” and the subsections of “Annual Officer Performance Incentive Program” and “Equity-Based Compensation” within this CD&A for a more detailed discussion of variable compensation, performance targets established, and actual results against those targets.

A significant portion of reported compensation is an incentive for future performance and realizable only if the Company meets or exceeds the applicable performance measures, or is based on the Company’s stock price performance. Long-term

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equity-based incentives make up the largest component of pay for the NEOs. For the CEO, Mr. Mucci, this accounts for 68% of his target compensation for fiscal 2018. The main difference between reported compensation in the Summary Compensation Table and compensation realized is in the value of equity awards. In reported compensation, equity-based awards are included in the year granted at grant-date fair value. The amount that can be realized upon exercise of stock options or vesting of restricted stock awards can differ significantly from the amounts initially reported in the year of grant.

The following table illustrates how the equity-based awards granted to Mr. Mucci in the last three fiscal years were tracking as of May 31, 2018.

				Intrinsic Value as of May 31, 2018 (3)
Fiscal Year	Awards	Value Reported at Grant Date (1)	Value Realized Through May 31, 2018 (2)	Vested Shares	Unvested Shares (4)	Total Intrinsic Value Not Yet Realized	Increase/ (Decrease) in Realized and Unrealized Value Since Grant Date
2016
	Stock Options	$1,069,161	$—	$1,888,084	$1,888,102	$3,776,186	253%
	Restricted Stock	$742,640	$621,243	$—	$343,049	$343,049	30%
	Performance Shares	$1,855,384	$—	$—	$2,655,990	$2,655,990	43%
2017
	Stock Options	$1,191,049	$—	$247,177	$741,540	$988,717	(17%)
	Restricted Stock	$874,697	$273,057	$—	$628,519	$628,519	3%
	Performance Shares	$2,209,835	$—	$—	$2,331,713	$2,331,713	6%
	LTIP-Options	$1,151,732	$—	$—	$931,604	$931,604	(19%)
	LTIP-Shares	$1,290,661	$—	$—	$1,578,839	$1,578,839	22%
2018
	Stock Options	$1,372,685	$—	$—	$1,788,780	$1,788,780	30%
	Restricted Stock	$940,453	$—	$—	$1,077,479	$1,077,479	15%
	Performance Shares	$2,353,659	$—	$—	$2,896,472	$2,896,472	23%

(1)	The value reported at grant date represents the amounts reported in the Summary Compensation Table for the respective fiscal year. These values were reported at grant-date fair value of the award.

(2)

The value realized through May 31, 2018 represents the value realized on stock option exercises or vesting of restricted stock and performance shares. Mr. Mucci has not exercised any stock options granted in the fiscal years ended May 31, 2016 (“fiscal 2016”), fiscal 2017, and fiscal 2018. The value reflected for restricted stock is the stock price on the date shares vested multiplied by the number of shares that vested during the period between date of grant and May 31, 2018.

(3)

Intrinsic value not yet realized for stock options is based on the closing stock price of $65.58 per share as of May 31, 2018 less the exercise price for the respective grants. In those instances, when the outstanding options are out of the money (the option exercise price is greater than the closing price) no value is provided. Intrinsic value for restricted stock and performance shares is based on the closing stock price of $65.58 per share as of May 31, 2018 multiplied by the number of shares not yet vested.

(4)	The intrinsic value of unvested shares remains at risk as these awards are currently not exercisable.

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Highlights of Executive Compensation Practices

The Board maintains governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2018, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

WHAT WE DO

☑   Pay for performance. As previously discussed, a significant portion of executive pay is not guaranteed, but rather tied to key financial metrics that are disclosed to our stockholders.

☑   Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of the NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

☑   Balance of short-term and long-term incentives. Our incentive programs are designed to provide an appropriate balance of annual and longer-term incentives.

☑   Capped award payouts. Amounts or shares that can be earned under the Annual Incentive Program, as well as under the longer-term performance share and LTIP performance-based stock option and restricted stock awards, are capped.

☑   Share ownership guidelines. There are restrictions on sales of vested awards until a NEO has attained ownership of the Company’s stock as follows: CEO — five times base salary; SVPs — three times base salary; and Vice Presidents (“VPs”) — two times base salary.

☑    Include double-trigger change in control provisions. Our Change in Control Plan for officers is a “double-trigger” arrangement, requiring change in control and a subsequent termination of employment.

☑   Include recoupment, non-compete, and other forfeiture provisions in our equity award agreements and Annual Incentive Program. Our Annual Incentive Program and equity-based compensation agreements contain certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the Annual Incentive Program, gross value of any vested restricted shares, or profits from exercises of options.

☑   Utilize an independent compensation consulting firm. The G&C Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

WHAT WE DON’T DO

☒   No employment agreements. We do not have employment contracts for our NEOs. Employment of all of our executive officers is “at will.”

☒   No significant perquisites. The benefits our NEOs receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees.

☒   No hedging, pledging, or short sales transactions permitted. Our executive officers, including NEOs, and directors are prohibited from engaging in any hedging or other similar types of transactions with respect to the Company’s common stock. Pledging is prohibited without prior Company approval and not for more than 25% of the pledgor’s total beneficial ownership.

☒   No dividends or dividend equivalents on unearned performance-based awards. Performance share awards and LTIP performance-based restricted stock awards to executives do not earn or pay dividends until the shares are earned.

Refer to the remainder of this CD&A for a detailed discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as provided in the Fiscal 2018 Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement.

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Elements of Compensation

We use a combination of compensation elements, including base salary, Annual Incentive Program, and equity-based awards delivered under our 2002 Plan. Each element and the related compensation decisions and results for fiscal 2018 are discussed below.

Summary of Fiscal 2018 Elements of Compensation

Compensation Elements Salary Annual Incentive Program Stock Options Restricted Stock Awards Performance (1) Shares Recipients When Granted Form of Delivery Type of performance Performance Period How Payout is Determined Performance Metrics Fixed Variable, At-Risk ALL NEOs Reviewed annually Annually Cash Equity Short-Term Long-Term Incentives Ongoing 1 year Vest ratably over 3 years Vest ratably over 3 years 2-year performance period followed by 1-year service period G&C Committee judgment Quantitative based on achievement against targets; small portion qualitative Based on stock price on exercise/vest date Quantitative based on achievement against targets NA Service revenue; operating income, net of certain items(2); and annualized new business revenue NA NA Service revenue; and operating income, net of certain items Compensation Elements Salary Annual Incentive Program Stock Options Restricted Stock Awards Performance (1) Shares Recipients When Granted Form of Delivery Type of performance Performance Period How Payout is Determined Performance Metrics Fixed Variable, At-Risk ALL NEOs Reviewed annually Annually Cash Equity Short-Term Incentives Long-Term Incentives Ongoing 1 year Vest ratably over 3 years Vest ratably over 3 years 2-year performance period followed by 1-year service period G&C Committee judgment Quantitative based on achievement against targets; small portion qualitative Based on stock price on exercise/vest date Quantitative based on achievement against targets NA Service revenue; operating income, net of certain items(2); and annualized new business revenue NA NA Service revenue and operating income, net of certain items

(1)

The details for performance shares reflect the terms of the annual performance share awards. In fiscal 2018, Mr. Rivera also received a special, one-time performance-share award at the discretion of the G&C Committee with a three-year performance period based on net income targets during the performance period.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the related GAAP measure of operating income.

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Fiscal 2018 Compensation Results

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation. Base salaries are reviewed annually. Our practice is to make targeted base salary increases as determined necessary based on performance, market information, and scope of responsibilities. In fiscal 2018, Mr. Gibson was given a 6% targeted increase in base salary based on benchmarking analysis performed to bring him more in line with the median of our Peer Group, a group of companies with comparable financial information or who are direct competitors of Paychex.

Annual Officer Performance Incentive Program

The Annual Incentive Program was established to motivate NEOs to meet the financial goals set by the Company as presented to its stockholders, while maintaining alignment with stockholders’ interests. The G&C Committee set a goal for net income of $500 million for fiscal 2018 as the minimum performance hurdle for the NEOs to be eligible for payout under the program. The Company achieved this net income goal for fiscal 2018. The Annual Incentive Program is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) for NEOs affected by the $1 million limitation on deductible compensation. Upon achievement of the minimum eligible performance, payouts under our Annual Incentive Program are determined based upon the satisfaction of certain quantitative and qualitative components.

The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year, and are typically based on the Board-approved fiscal year financial plan. The targets for payout are established by the G&C Committee with consultation of management. The performance targets established are intended to provide a balance between growing revenue and managing expenses. Once a target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the G&C Committee reserves the right to apply discretion and make changes.

The qualitative component of the Annual Incentive Program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions and responsibilities unique to the individual. The CEO can potentially receive up to 20% of base salary and all other NEOs can potentially receive up to 10% of base salary, which is not considered material to the overall compensation for each NEO. The assessment of these goals is subjective and is not always based on quantifiable financial measurements. The G&C Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. At its discretion for fiscal 2018, the G&C Committee individually evaluated each NEO and determined the specific percentage of the qualitative portion to award each NEO as presented on the following page.

The weight given each quantitative performance target is determined by the G&C Committee when the targets are established, and this weight varies for each NEO based on the individual’s position. Each of the performance targets applicable to a NEO’s Annual Incentive Program provide the NEO an opportunity to earn a percentage of their annualized base salary based on achievement at threshold, target, and maximum. The total percentage of base salary for all performance measures that the NEOs have the opportunity to earn are as follows:

	Quantitative Component			Qualitative Component
Position	Threshold	Target	Maximum
CEO	45.0%	110.0%	175.0%	20.0%
SVP-Sales	45.0%	100.0%	155.0%	10.0%
SVP-Other	37.5%	85.0%	132.5%	10.0%

Thresholds are set as the floor with any achievement below threshold resulting in no payout for the respective performance metric. Maximums are set as a ceiling on the amount of payout a NEO can receive for each performance metric.

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The performance metrics for the fiscal 2018 Annual Incentive Program for the NEOs were established as follows:

	Fiscal 2018 Year-over-Year Growth Rates			% of Plan Dollars
Bonus Objectives (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Achievement as a % of Target
Service revenue	1%	5%	7%	96.0%	100.0%	102.0%	101.7%
Operating income, net of certain items (2)	2%	6%	9%	96.0%	100.0%	102.0%	100.4%
Annualized new business revenue (3)	0%	7%	11%	93.5%	100.0%	103.7%	See (4)

(1)

The Annual Incentive Program allows for certain adjustments to metrics as reported in our consolidated financial statements. The acquisition component of service revenue is included up to a maximum of 2% of service revenue at target.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the related GAAP measure of operating income.

(3)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain payroll, HR, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

(4)	Achievement for annualized new business revenue was below threshold attainment for fiscal 2018. Therefore, there was no payout related to this performance metric under the Annual Incentive Program.

Each performance objective, along with the target percentage of base salary that can be earned for that metric, and the actual payout percentage is set forth below, in accordance with calculations per the program.

	Mr. Mucci		Mr. Rivera and Mr. Gioja		Mr. Bottini		Mr. Gibson
Bonus Objectives	% of Base Salary at Target	% of Base Salary Achieved (1)	% of Base Salary at Target	% of Base Salary Achieved (1)	% of Base Salary at Target	% of Base Salary Achieved (1)	% of Base Salary at Target	% of Base Salary Achieved (1)
Service revenue	30.0%	47.0%	27.5%	42.4%	25.0%	36.7%	30.0%	44.9%
Operating income, net of certain items (2)	45.0%	49.5%	32.5%	36.0%	25.0%	27.7%	30.0%	33.5%
Annualized new business revenue (3)	35.0%	0.0%	25.0%	0.0%	50.0%	0.0%	25.0%	0.0%
Total quantitative annual incentive	110.0%	96.5%	85.0%	78.4%	100.0%	64.4%	85.0%	78.4%
Qualitative (4)	20.0%	20.0%	10.0%	10.0%	10.0%	7.0%	10.0%	10.0%
Total	130.0%	116.5%	95.0%	88.4%	110.0%	71.4%	95.0%	88.4%

(1)

If the actual achievement under a given performance metric is between two thresholds (e.g. between threshold and target or between target and maximum), then the percentage of base salary achieved would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as appropriate, for such performance metric.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the related GAAP measure of operating income.

(3)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain payroll, HR, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

(4)

The NEOs have an opportunity to earn a percentage of base salary based on individual-specific qualitative goals related to the functions and responsibilities unique to the individual. The G&C Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals.

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The actual achievement translated to the incentive payments for our NEOs is as follows:

	Annualized Base Salary (1)	Minimum Potential Payout (2)	Maximum Potential Payout (2)	% of Base Salary Achieved	Actual Incentive Compensation Earned (3)
Martin Mucci	$950,000	$—	$1,852,500	116.5%	$1,106,750
Efrain Rivera	$500,000	$—	$712,500	88.4%	$441,900
Mark A. Bottini	$450,000	$—	$742,500	71.4%	$321,480
John B. Gibson	$450,000	$—	$641,250	88.4%	$397,710
Michael E. Gioja	$450,000	$—	$641,250	88.4%	$397,710

(1)

This represents the NEO’s annualized base salary as of May 31, 2018. It may differ from base salary paid for fiscal 2018 reflected in the Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement, due to timing of salary increases, start dates, etc.

(2)

These columns represent the range of payout that each NEO has the opportunity to earn. The minimum potential payout indicates that no payout is earned if achievement is below threshold. The maximum potential payout is based on the percentage of base salary that each NEO can earn for maximum achievement.

(3)

Actual incentive compensation earned is calculated as annualized base salary multiplied by the percentage of base salary achieved, and is provided in the 2018 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement.

Equity-Based Compensation

To align our NEOs’ interests with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the G&C Committee in July. Historically, the July meeting has been scheduled to occur approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The G&C Committee anticipates continuing its granting practice. The G&C Committee may also grant equity awards to individuals upon hire or promotion to executive officer positions. These equity awards are not granted during any trading black-out periods. Recipients are notified shortly after G&C Committee approval of their grant, noting the number of stock options, shares of restricted stock, target performance shares and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

Annually, the G&C Committee reviews the NEO compensation of our Peer Group to determine the desired pay range for our officers. See the Compensation Decision Process section later in this CD&A for further information on the Committee’s process for determining total compensation, including equity awards. This review, along with each officer’s individual performance and potential, determine the total compensation. The quantity of equity awards is based on an estimated total value as determined by the G&C Committee in conjunction with their total compensation review and evaluation.

In July 2017, the G&C Committee made an annual equity grant that was a blend of stock options, time-vested restricted stock, and performance shares. The award value was split as follows:

Annual Equity Award Value Allocation

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This annual distribution provides for 80% of the total equity compensation value to be performance-based, consistent with the G&C Committee’s total compensation determination. The value delivered may be adjusted by the G&C Committee at its discretion for individual performance and future potential considerations. For our July 2017 annual grants, the G&C Committee determined the estimated total value to be approximately: $4,700,000 for the CEO; $1,200,000 for the CFO; and $900,000 for the SVPs. These estimated total values were based on benchmarking analysis against our Peer Group and made to better align internal pay equity and adjust the compensation to market.

The following equity-based compensation was granted in July 2017 for all NEOs:

NEO	Performance Shares (at Target)	Stock Option Awards (1)	Time-Based Restricted Stock Awards (2)
Martin Mucci	44,167	214,482	16,430
Efrain Rivera	11,301	54,878	4,204
Mark A. Bottini	8,476	41,159	3,153
John B. Gibson	8,476	41,159	3,153
Michael E. Gioja	8,476	41,159	3,153

(1)	Stock option awards vest one-third per year over 3 years and have a term of 10 years.

(2)	Time-based restricted stock awards vest one-third per year over 3 years.

In addition to his annual equity grants, Mr. Rivera also received a special, one-time performance share award on September 6, 2017. This award was for 21,089 shares that will vest if net income for fiscal 2018, for the fiscal year ended May 31, 2019 (“fiscal 2019”), and fiscal 2020 each exceed $500 million and Mr. Rivera continues to be employed as an executive of the Company through the date of the G&C Committee’s certification of achievement following the end of fiscal 2020. If the performance metric is not achieved in any of the given years in the performance period, the award shall be forfeited. This performance target for each fiscal year is considered to be achievable under normal circumstances. This equity award was granted to Mr. Rivera at the discretion of the G&C Committee as a means to encourage retention.

Performance Shares

Performance shares are designed to provide variable compensation that is focused on longer-term results. Annual performance share awards have a two-year performance period to determine the number of restricted shares to be issued. The NEO must serve for one additional year for the restrictions to lapse. The performance targets as approved by the Board are based on service revenue and operating income, net of certain items, as projected in the strategic planning process. The G&C Committee established performance targets intended to be appropriately challenging at all levels, including the threshold level, but attainable with increasing difficulty for each level beyond threshold. The threshold level was expected to be appropriately challenging but achievable under normal circumstances. The target level would be achieved if the Company performed as expected under our strategic plan for the two-year period. The maximum level would be achievable only with exceptional performance.

The two-year performance period for performance shares granted in July 2016 was completed at the end of fiscal 2018. The shares earned were based on achievement against pre-established targets for the performance period as follows:

Performance Goal ($ In Millions)	Two-Year Performance Targets Established			Actual Achievement
	Threshold	Target	Maximum	($)	% of Target
Service revenue (1)	$6,160	$6,484	$6,679	$6,338	98%
Operating income, net of certain items (2)	$2,333	$2,456	$2,530	$2,460	100%
Percent of plan	95%	100%	103%
Payout as a percent of target	60%	100%	150%		92%

(1)

Service revenue as calculated under the performance award agreement excludes the impact of acquisitions occurring after the grant date. Refer to Appendix B for a reconciliation of service revenue as calculated for the performance period to service revenue reported in our consolidated financial statements.

(2)

Operating income, net of certain items, is a non-GAAP measure. In addition, this measure as calculated under the performance award agreement excludes the impact of business acquisitions and other unusual items during the performance period. Refer to Appendix B for a description of this non-GAAP measure and a reconciliation of the amount for the performance period to the related GAAP measure of operating income.

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Achievement for service revenue was slightly below target, while achievement for operating income, net of certain items, was at target. As a result of their performance against these pre-established goals, in July 2018 our NEOs received restricted shares at a quantity of 92% of the target level. The restrictions on these shares will lapse after an additional one-year service period. These performance shares, granted in July 2016, were reflected at grant-date fair value in the NEO compensation for fiscal 2017 in the Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement.

LTIP Non-Qualified Performance Stock Options and Performance-Based Restricted Stock

In July 2016, the NEOs, received an LTIP award in the form of non-qualified performance stock options and performance-based restricted stock. These stock options and restricted stock will vest dependent on achievement against pre-established targets for fiscal 2020. The LTIP was granted to incent the executives to work toward achievement of longer-term strategic goals. The performance metrics are service revenue, operating income, net of certain items, and diluted earnings per share and were established based on the Company’s long-term strategic plan. These grants were reflected as part of reported compensation for fiscal 2017 in the Summary Compensation Table contained in the Named Executive Officers Compensation section of this proxy statement.

Stock Ownership Guidelines

The G&C Committee has established stock ownership guidelines, as follows:

Position	Requirement
CEO	5X base salary
SVPs	3X base salary
VPs	2X base salary

For any awards granted after July 2011, there are restrictions on sales of such vested awards until the officer has attained the applicable stock ownership level. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guidelines, unvested restricted stock awarded to the executive officers is included. All officers are currently compliant with the guidelines.

Prohibition on Hedging or Speculating in Company Stock

NEOs, along with all employees, of the Company must also adhere to strict standards with regards to trading in Paychex stock. Also, the Company prohibits executive officers from hedging Paychex stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

The Company maintains a pledging policy for all Paychex directors, officers, and employees. This policy prohibits pledging Company securities as collateral for a loan or a line of credit without obtaining prior Company approval. Approval may be granted when the individual clearly demonstrates the intent and financial capacity to satisfy the obligations without resort to the pledged securities and where the pledge represents no more than 25% of the pledgor’s beneficial ownership of the Company securities. The Company’s pledging policy is posted at www.paychex.com/investors under Corporate Governance & Committees.

Recoupment, Non-Compete, and Other Forfeiture Provisions

The Company retains the right to clawback on any incentive payment or award under any policy adopted by the Company implementing Section 10D of the Exchange Act and any regulations promulgated or national securities exchange listing conditions adopted with respect thereto. In the Annual Incentive Program, the Company retains the right to recoup all or a portion of the payouts made under the Annual Incentive Program if those payouts were based on financial statements that are subsequently subject to restatement and where fraud or misconduct was involved. The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement;

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CD&A

•	the participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and

•	a lower payment would have been made based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include:

•	competition with the Company during a specified period after termination of employment;

•	solicitation of the Company’s clients or employees during a specified period after termination of employment;

•	breach of confidentiality either during or after employment; or

•	engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company.

Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this provision, and recover the gross value of any vested restricted shares, including all dividends. In the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to limitations on the 401(k) Plan accounts placed by the Internal Revenue Service (“IRS”), this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the Non-Qualified Deferred Compensation discussion included in the Named Executive Officer Compensation section of this proxy statement for more information on how our deferred compensation plan functions.

Change in Control Plan

Executives of the Company are covered by a Change in Control Plan. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, the executive becomes entitled to certain severance benefits. Such severance benefits are conditioned upon the execution of a general release in favor of the Company.

Cause means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. Good reason means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile-radius, or the failure of a successor company to assume or adopt the Change in Control Plan. Refer to the Potential Payments upon Termination or Change In Control discussion within the Named Executive Office Compensation section of this proxy statement for further information.

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CD&A

Compensation Decision Process

Role of the Compensation Consultant

As outlined in its charter, the G&C Committee has the authority to retain consultants and advisers, at the Company’s expense, to assist in the discharge of the committee’s duties. The G&C Committee can retain and dismiss such consultants and advisers at any time. The G&C Committee’s consultants report directly to the committee and have direct access to the committee through the G&C Committee’s Chair. The G&C Committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the VP of Human Resources and Organizational Development, may work closely with the consultant, the consultant is ultimately accountable to the G&C Committee on matters related to executive compensation.

The G&C Committee retains the services of Steven Hall & Partners (“Steven Hall”) as its independent compensation consultant. Steven Hall has not provided any other services to the Company prior to or subsequent to being retained as the compensation consultant to the G&C Committee. The G&C Committee was solely responsible for the decision to retain Steven Hall as its consultant. Steven Hall advises the G&C Committee on matters of NEO compensation, assists with analysis and research, and provides updates on evolving best practices in compensation. While Steven Hall may express an opinion on compensation matters, the G&C Committee is solely responsible for setting the type and amount of compensation for NEOs.

The G&C Committee recognizes that it is essential to receive objective advice from its compensation consultant. The G&C Committee closely examines the procedures and safeguards that Steven Hall takes to ensure that the compensation consulting services are objective. The G&C Committee has assessed the independence of Steven Hall pursuant to SEC rules and concluded that Steven Hall’s work for the G&C Committee does not raise any conflict of interest. In making this assessment, the following factors were taken into consideration:

•	that the compensation consultant reports directly to the G&C Committee, and the G&C Committee has the sole power to terminate or replace its compensation consultant at any time;

•	the compensation consultant does not provide any other services to the Company;

•	whether aggregate fees paid by the Company to the compensation consultant, as a percentage of the total revenue of the compensation consultant, are material to the compensation consultant;

•	the compensation consultant’s policies and procedures designed to prevent conflicts of interest;

•	any business or personal relationships between the compensation consultant, on one hand, and any member of the G&C Committee or executive officer, on the other hand; and

•	whether the compensation consultant owns any shares of the Company’s stock.

Role of Governance and Compensation Committee and Management

As part of the G&C Committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the G&C Committee:

•	reviews the companies in our Peer Group for any changes;

•	reviews base salaries for adjustments, if any;

•	establishes and approves the performance targets and payouts under incentive-based programs and awards;

•	grants equity awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Code.

The G&C Committee continues to review each of the elements of compensation annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The G&C Committee targets to maintain performance-based pay as a percentage of total target compensation of over 70% for the CEO and over 60% for the other NEOs. Additionally, the G&C Committee targets the value of long-term compensation to be approximately 60% for the CEO and 50% for the other NEOs.

The G&C Committee, in making its decisions, targets an equitable mix of compensation. It utilizes various sources of information to evaluate our NEO compensation, including, but not limited to:

•	compensation consultant reports and analysis;

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CD&A

•	benchmarking information with NEOs at Peer Group companies for all compensation elements; and

•

internal management reports including a three-year history of total compensation for all officers and a summary for the upcoming fiscal year of total cash compensation and equity awards for all officers.

The G&C Committee strives for our NEOs’ compensation to be in line with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends.

Management reports are used to evaluate compensation recommendations and the impact to total compensation for each individual. They are also used to view a complete picture of the trend of compensation to executive officers, both as a team and as individuals. This facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The G&C Committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and the G&C Committee’s compensation decisions.

Our CEO and our VP of Human Resources and Organizational Development provide recommendations to the G&C Committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will be in attendance at the meetings of the G&C Committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and also presents recommendations regarding: salary for each of the NEOs (other than himself); the upcoming fiscal year’s Annual Incentive Program structure; and equity awards. Management is excluded from executive sessions of the G&C Committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the G&C Committee.

Peer Group

In addition to many other factors that affect compensation decisions, the G&C Committee takes into account the compensation practices of our Peer Group, where available, in formulating our compensation program. The G&C Committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group in certain financial categories as shown in the graphs that follow. Peer Group comparisons were available for the positions of CEO and CFO, and both Mr. Mucci and Mr. Rivera have total compensation that falls below the median total compensation of the Peer Group. For the remaining NEOs, compensation was compared to the average NEO compensation, excluding the CEO and CFO positions, for the Peer Group. These results were generally below the median total compensation of our Peer Group. Peer Group benchmarking is not the sole determining factor in the G&C Committee’s decisions on compensation, and the G&C Committee reserves the discretion to adjust compensation based on other factors as previously discussed. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group is comprised of the following industries or segments: a direct competitor in the HCM industry; financial transaction management companies; and business services and outsourcing companies.

Our current Peer Group consists of the following companies:

Peer Group
Alliance Data Systems Corporation	Intuit Inc.
Automatic Data Processing, Inc.	Moody’s Corporation
Broadridge Financial Solutions, Inc.	Robert Half International Inc.
DST Systems, Inc.	TD AMERITRADE Holding Corporation
Equifax, Inc.	The Dun & Bradstreet Corporation
Fiserv, Inc.	The Western Union Company
Global Payments Inc.	Total System Services, Inc.
H&R Block, Inc.

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CD&A

Revenue (1) ($millions) Operating Income (1) ($millions) Operating Income Margin (1) ($millions) Paychex Peer Group Median

(1)	Based on the most recent completed fiscal year for each company in the Peer Group.

The G&C Committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or the comparability of their metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. There were no changes to the Peer Group for fiscal 2018.

CEO Compensation

It is the responsibility of the G&C Committee to evaluate Mr. Mucci’s performance annually and determine his total compensation. Mr. Mucci receives compensation based on his leadership role and the overall performance of the Company. Mr. Mucci’s compensation for fiscal 2018 as reflected in the Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement, is as follows:

•	base salary of $950,000;

•	payout under the Annual Incentive Program at 90% of target; and

•

annual equity award grants comprised of 44,167 performance shares at target, 214,482 stock options with vesting pro rata over three years, and 16,430 shares of time-based restricted stock with vesting pro rata over three years.

Mr. Mucci’s total compensation for fiscal 2018 remained below the median when compared to that of the CEOs within our Peer Group.

CEO Pay Ratio

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the total compensation of the CEO to the median employee’s annual total compensation.

Our CEO to median employee pay ratio is calculated in accordance with SEC rules and pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the previous 12-month period of total cash compensation for all U.S. employees, excluding our CEO, who were employed by us on March 1, 2018. We included all U.S. employees, whether employed on a full-time, part-time, or seasonal basis. As of March 1, 2018, the Company had approximately 14,000 employees, not including the CEO, and 135 employees located in Germany. We did not make any assumptions, adjustments, or estimates with respect to the total cash compensation, and we did not annualize the compensation for any full-time

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employees that were not employed by us for all of the previous 12-month period. We believe the use of total cash compensation for all U.S. employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to U.S. employees. Approximately 13% of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for fiscal 2018 for that employee using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table in the Named Executive Officer section of this proxy statement.

The table below sets forth comparative information regarding: (A) the total compensation of the CEO for fiscal 2018 as reported in the 2018 Summary Compensation Table in the Named Executive Officer Compensation section of this proxy statement; (B) the total compensation for the median employee of the Company, excluding our non-U.S. employees and CEO, for fiscal 2018; and (C) the ratio of the CEO total compensation to the total compensation of the median employee, excluding the non-U.S. employees and CEO:

Mr. Mucci total annual compensation (A)	$6,736,164
Median employee total annual compensation, excluding non-U.S. employees and CEO (B)	$54,790
Ratio of CEO to median employee compensation (C)	123:1

Impact of the Internal Revenue Code

Under the Tax Act, the exception under Section 162(m) for performance-based compensation will no longer be available for our taxable year beginning June 1, 2018, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, the covered employees will be expanded to include our CFO, and once one of our NEOs is considered a covered employee, the NEO will remain a covered employee so long as he or she receives compensation from us. Further guidance from the IRS on the transition relief is anticipated; however, given the uncertainty associated with the taxability of arrangements in place as of November 2, 2017, the G&C Committee is not yet able to determine the full impact of the Tax Act changes to Section 162(m) on the Company and our compensation programs.

The G&C Committee has carefully considered the potential impact of this provision as one factor among others in structuring NEO compensation. At this time, it is the G&C Committee’s intention to continue to compensate all NEOs based on overall performance but makes no representation as to the deductibility of any item of NEO compensation.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in the Proxy Statement with management. Based on such review and discussion, the G&C Committee recommends to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and the Company’s Form 10-K for fiscal 2018.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman

David J.S. Flaschen

Phillip Horsley

Grant M. Inman

Joseph M. Velli

Paychex, Inc. 2018 Proxy Statement • 42

NEO Compensation

NAMED EXECUTIVE OFFICER COMPENSATION

FISCAL 2018 SUMMARY COMPENSATION TABLE

The table below presents the total compensation paid or earned by each of the NEOs.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (h)	Total (i)
Martin Mucci President and CEO	2018	$950,000	$—	$3,294,113	$1,372,685	$1,106,750	$12,616	$6,736,164
	2017	$943,846	$—	$4,375,193	$2,342,781	$906,680	$12,000	$8,580,500
	2016	$900,000	$—	$2,598,024	$1,069,161	$1,203,210	$12,000	$5,782,395
Efrain Rivera Senior Vice President, CFO, and Treasurer	2018	$500,000	$—	$1,935,277	$351,219	$441,900	$9,020	$3,237,416
	2017	$496,923	$—	$1,364,314	$853,494	$347,650	$9,292	$3,071,673
	2016	$475,000	$—	$588,854	$242,344	$454,670	$9,105	$1,769,973
Mark A. Bottini Senior Vice President of Sales	2018	$450,000	$—	$632,164	$263,418	$321,480	$11,592	$1,678,654
	2017	$450,000	$—	$1,292,412	$825,732	$320,625	$11,592	$2,900,361
	2016	$450,000	$75,000	$588,854	$242,344	$442,440	$11,411	$1,810,049
John B. Gibson Senior Vice President of Service	2018	$446,154	$—	$632,164	$263,418	$397,710	$10,798	$1,750,244
	2017	$425,000	$—	$1,256,464	$811,851	$287,003	$11,236	$2,791,554
	2016	$421,923	$—	$588,854	$242,344	$406,810	$8,976	$1,668,907
Michael E. Gioja Senior Vice President of Information Technology and Product Development	2018	$450,000	$—	$632,164	$263,418	$397,710	$10,108	$1,753,400
	2017	$446,923	$—	$1,256,464	$811,851	$303,885	$9,423	$2,828,546
	2016	$425,000	$—	$588,854	$242,344	$406,810	$10,446	$1,673,454

Salary (Column (c))

The amounts reported in this column reflect the base salary paid to the NEOs during the fiscal year.

Bonus (Column (d))

The amount reported in this column reflects a discretionary bonus of $75,000 to Mr. Bottini for fiscal 2016 for strong sales performance.

Stock Awards (Column (e))

The amounts in this column include the grant-date fair value of time-based restricted stock awards, performance share awards, and performance-based restricted stock (LTIP) granted during the respective fiscal year, and do not reflect whether the recipient has actually realized a financial gain from such awards (such as lapse in the restrictions on a restricted stock award).

Time-Based Restricted Stock Awards

The fair value of the time-based restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $57.24 per share, $60.84 per share, and $47.32 per share for the restricted stock awards granted annually in July of fiscal 2018, 2017, and 2016, respectively. Refer to the Grants of Plan-Based Awards for Fiscal 2018 table included in this proxy statement for further information on restricted stock awards granted in fiscal 2018.

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NEO Compensation

Performance Shares

Performance share awards are reflected in the Summary Compensation Table assuming target achievement. The grant-date fair value of these awards at target achievement and at maximum achievement is as follows:

	Fiscal 2018		Fiscal 2017		Fiscal 2016
	Target	Maximum	Target	Maximum	Target	Maximum
Martin Mucci	$2,353,659	$3,530,489	$2,209,835	$3,314,782	$1,855,384	$2,783,098
Efrain Rivera(1)	$602,230	$903,345	$515,135	$772,731	$420,537	$630,849
Mark A. Bottini	$451,686	$677,529	$463,615	$695,423	$420,537	$630,849
John B. Gibson	$451,686	$677,529	$437,827	$656,769	$420,537	$630,849
Michael E. Gioja	$451,686	$677,529	$437,827	$656,769	$420,537	$630,849

(1)

For Mr. Rivera, the fiscal 2018 amounts reflect his annual performance share grant in July 2017. These amounts do not include his special, one-time performance share grant in September 2017 as target achievement is equal to maximum achievement for that award, which allows for 21,089 shares to be earned or not earned only in total.

The annual performance share awards have a two-year performance period, followed by an additional year of service required. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period, as dividends are not earned during the two-year performance period. The resulting fair values were $53.29 per share, $57.18 per share, and $43.98 per share for performance shares awarded in fiscal 2018, 2017, and 2016, respectively.

In addition to his annual performance share award in July 2017, Mr. Rivera received a special, one-time performance share award in September 2017 with a three-year performance period. The fair value for this one-time award was determined in the same manner as the annual performance share awards, and had a resulting fair value of $51.80 per share.

LTIP Performance-Based Restricted Stock

A LTIP grant was made in July 2016 in the form of performance-based restricted stock in order to encourage the executives in achieving longer-term strategic goals. These awards are reflected in the Summary Compensation Table for fiscal 2017 assuming target achievement. The grant-date fair value of these awards at target achievement and at maximum achievement is as follows:

	Fiscal 2017
	Target	Maximum
Martin Mucci	$1,290,661	$1,936,018
Efrain Rivera	$645,304	$967,982
Mark A. Bottini	$645,304	$967,682
John B. Gibson	$645,304	$967,682
Michael E. Gioja	$645,304	$967,682

These awards have a four-year performance period with achievement determined based on comparisons to pre-established targets for fiscal 2020. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period, as dividends are not earned during the performance period. The resulting fair value was $53.61 per share for LTIP performance-based restricted stock awarded in fiscal 2017.

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NEO Compensation

Option Awards (Column (f))

The amounts in this column reflect the grant-date fair value for stock options granted during the respective fiscal years and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options).

Stock Option Awards

The fair values for the annual grants of time-vested stock options were determined using a Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	July 2017	July 2016	July 2015
Risk-Free Interest Rate	2.1%	1.2%	1.9%
Dividend Yield	3.4%	3.6%	3.6%
Volatility Factor	0.17	0.18	0.18
Expected Option Term Life in Years	6.0	6.0	6.0
Fair Value	$6.40	$5.71	$5.17

LTIP Performance Non-Qualified Stock Options

A LTIP grant was made in July 2016 in the form of non-qualified performance stock options in order to encourage the executives in achieving longer-term strategic goals. Achievement will be determined based on comparisons to pre-established targets for fiscal 2020. The fair value was determined using a Black-Scholes option pricing model for a July 2020 potential vesting tranche. The assumptions and resulting fair value for the potential vesting tranche included in the amounts disclosed are: a risk-free interest rate of 1.2%; dividend yield of 3.6%; volatility factor of 0.18; expected option term life of 6.5 years; and a fair value of $5.86 per share.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts in this column are the amounts earned under the Annual Incentive Program. These amounts were paid in July following the applicable fiscal year end. Refer to the discussion in the CD&A “Elements of Compensation” subsection “Annual Officer Performance Incentive Program” for information on performance targets and achievement against those targets to determine the amount earned under this program for fiscal 2018.

All Other Compensation (Column (h))

The amounts reported in this column reflect the Company matching contributions under the 401(k) Plan.

Paychex, Inc. 2018 Proxy Statement • 45

NEO Compensation

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

The table below presents estimated possible payouts under the Company’s Annual Incentive Program for fiscal 2018 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted during fiscal 2018 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant- Date Fair Value of Stock and Option Awards ($) (m)
Name (a)	Grant Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Martin Mucci	Annual Incentive Program	7/12/2017	$617,500	$1,235,000	$1,852,500
	Restricted Stock	7/12/2017							16,430			$940,453
	Performance Shares	7/12/2017				26,500	44,167	66,251				$2,353,659
	Stock Options	7/12/2017								214,482	$57.24	$1,372,685
Efrain Rivera	Annual Incentive Program	7/12/2017	$237,500	$475,000	$712,500
	Restricted Stock	7/12/2017							4,204			$240,637
	Performance Shares	7/12/2017				6,781	11,301	16,952				$602,230
	Stock Options	7/12/2017								54,878	$57.24	$351,219
	Performance Shares	9/6/2017				21,089	21,089	21,089				$1,092,410
Mark A. Bottini	Annual Incentive Program	7/12/2017	$247,500	$495,000	$742,500
	Restricted Stock	7/12/2017							3,153			$180,478
	Performance Shares	7/12/2017				5,086	8,476	12,714				$451,686
	Stock Options	7/12/2017								41,159	$57.24	$263,418
John B. Gibson	Annual Incentive Program	7/12/2017	$213,750	$427,500	$641,250
	Restricted Stock	7/12/2017							3,153			$180,478
	Performance Shares	7/12/2017				5,086	8,476	12,714				$451,686
	Stock Options	7/12/2017								41,159	$57.24	$263,418
Michael E. Gioja	Annual Incentive Program	7/12/2017	$213,750	$427,500	$641,250
	Restricted Stock	7/12/2017							3,153			$180,478
	Performance Shares	7/12/2017				5,086	8,476	12,714				$451,686
	Stock Options	7/12/2017								41,159	$57.24	$263,418

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

(Columns (d), (e), and (f))

The amounts in these columns consist of possible payouts under our Annual Incentive Program for fiscal 2018. The amounts actually earned by each NEO for fiscal 2018 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2018 Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards

(Columns (g), (h), and (i))

The amounts in these columns consist of performance shares granted during fiscal 2018 under the 2002 Plan. The performance shares granted in July 2017 have a two-year performance period. At the end of the performance period, actual shares earned will be determined and will be restricted with an additional one-year service requirement. Once the performance period is completed, the NEOs will have voting rights and earn dividends on the underlying restricted shares earned. Dividends earned during the one-year service period on restricted shares earned are paid at the time of vesting. Upon death or disability, a pro-rata portion of actual performance shares earned for the performance period will be received based on number of days from the beginning of the performance period until the date of death or disability out of the total number of days in the performance period.

Paychex, Inc. 2018 Proxy Statement • 46

NEO Compensation

Mr. Rivera received a special, one-time award in September 2017, which vests after a three-year performance period, with no additional service period required. Upon death or disability, Mr. Rivera’s one-time performance share award will automatically vest in full.

All Other Stock Awards: Number of Shares of Stock or Units (Column (j))

The amounts in this column consist of time-based restricted stock granted in fiscal 2018 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. One-third of these shares vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. Upon death or disability, these shares fully vest. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting.

All Other Option Awards: Number of Securities Underlying Options (Column (k))

The amounts in this column consist of time-based stock options granted in fiscal 2018 under the 2002 Plan. These stock options have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. These stock options vest one-third per annum over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vesting date. Upon death or disability, all unvested options fully vest.

Grant-Date Fair Value of Stock and Option Awards (Column (m))

The amounts in this column represent the aggregate grant date fair value of restricted stock, performance shares, and stock options granted in fiscal 2018 under the 2002 Plan as follows:

•	The fair value of the time-based restricted stock awards was $57.24 per share, and was equal to the closing price of the underlying common stock on the date of grant.

•

The fair value of the annual grant of performance shares in July 2017 was based on achievement at target and was $53.29 per share. This was equal to the closing price of the underlying common stock on the date of grant less the present value of expected dividends over the performance period as dividends are not earned during the performance period.

•

The fair value of the special, one-time performance share award to Mr. Rivera in September 2017 was based on achievement at target and was $51.80 per share. This was equal to the closing price of the underlying common stock on the date of grant less the present value of expected dividends over the performance period as dividends are not earned during the performance period.

•	The fair value of the annual stock option grant was $6.40 per share, and was determined using a Black-Scholes option pricing model.

Paychex, Inc. 2018 Proxy Statement • 47

NEO Compensation

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of the restrictions on restricted stock awards during fiscal 2018. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards			Stock Awards
Name (a)	Date of Grant (b)	Number of Shares Acquired on Exercise (#) (c)	Value Realized on Exercise ($) (d)	Date of Grant (e)	Number of Shares Acquired on Lapsing (#) (f)	Value Realized on Lapse ($) (g)
Martin Mucci	7/17/2007	30,000	$393,921	7/9/2014	59,463	$3,414,365
	7/7/2010	29,786	$1,106,494	7/8/2015	5,231	$300,364
				7/6/2016	4,793	$273,057
Efrain Rivera	—	—	$—	7/9/2014	13,478	$773,907
				7/8/2015	1,185	$68,043
				7/6/2016	1,117	$63,635
Mark A. Bottini	—	—	$—	7/9/2014	13,478	$773,907
				7/8/2015	1,185	$68,043
				7/6/2016	1,006	$57,312
John B. Gibson	—	—	$—	7/9/2014	13,478	$773,907
				7/8/2015	1,185	$68,043
				7/6/2016	950	$54,122
Michael E. Gioja	11/10/2008	2,400	$101,148	7/9/2014	13,478	$773,907
	7/7/2011	110,000	$3,300,113	7/8/2015	1,185	$68,043
	7/10/2013	31,911	$971,210	7/6/2016	950	$54,122

Value Realized on Exercise (Column (d))

The amounts in this column represent the difference between the market price of a share of the Company’s common stock as of the date of exercise and the exercise price of the option for all options exercised.

Value Realized on Lapse (Column (g))

The amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse.

Paychex, Inc. 2018 Proxy Statement • 48

NEO Compensation

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2018

The following table presents the equity awards made to NEOs which were outstanding as of May 31, 2018.

	Option Awards							Stock Awards
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (c)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (d)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price ($) (f)	Option Expiration Date (g)	Total Potential Current Value of Outstanding Options ($) (h)	Number of Shares or Units of Stock That Have Not Vested (#) (i)	Market Value of Shares or Units of Stock That Have Not Vested ($) (j)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (l)
Martin Mucci	7/12/2017	—	214,482	—	$57.24	7/11/2027
	7/6/2016	—	—	117,925	$60.84	7/5/2026
	7/6/2016	52,147	156,443	—	$60.84	7/5/2026
	7/8/2015	103,400	103,401	—	$47.32	7/8/2025
	7/9/2014	146,484	48,829	—	$41.70	7/9/2024
	7/10/2013	237,844	—	—	$38.48	7/9/2023
	7/11/2012	274,869	—	—	$31.65	7/10/2022
	7/7/2011	315,000	—	—	$31.63	7/6/2021
	7/6/2011	206,422	—	—	$31.34	7/5/2021	$45,310,739
								107,300	$7,036,734	40,945	$2,685,173
Efrain Rivera	7/12/2017	—	54,878	—	$57.24	7/11/2027
	7/6/2016	—	—	58,962	$60.84	7/5/2026
	7/6/2016	12,155	36,467	—	$60.84	7/5/2026
	7/8/2015	23,437	23,438	—	$47.32	7/8/2025
	7/9/2014	33,203	11,068	—	$41.70	7/9/2024
	7/10/2013	53,911	—	—	$38.48	7/9/2023
	7/11/2012	58,901	—	—	$31.65	7/10/2022
	7/7/2011	157,500	—	—	$31.63	7/6/2021
	7/6/2011	44,381	—	—	$31.34	7/5/2021	$13,206,989
								25,092	$1,645,533	35,092	$2,301,333
Mark A. Bottini	7/12/2017	—	41,159	—	$57.24	7/11/2027
	7/6/2016	—	—	58,962	$60.84	7/5/2026
	7/6/2016	10,940	32,820	—	$60.84	7/5/2026
	7/8/2015	23,437	23,438	—	$47.32	7/8/2025
	7/9/2014	33,203	11,068	—	$41.70	7/9/2024
	7/10/2013	53,911	—	—	$38.48	7/9/2023
	7/11/2012	58,901	—	—	$31.65	7/10/2022
	10/17/2011	98,813	—	—	$28.06	10/16/2021	$9,910,260
								22,988	$1,507,553	12,308	$807,159
John B. Gibson	7/12/2017	—	41,159	—	$57.24	7/11/2027
	7/6/2016	—	—	58,962	$60.84	7/5/2026
	7/6/2016	10,332	30,997	—	$60.84	7/5/2026
	7/8/2015	23,437	23,438	—	$47.32	7/8/2025
	7/9/2014	33,203	11,068	—	$41.70	7/9/2024
	7/10/2013	53,911	—	—	$38.48	7/9/2023
	7/1/2013	94,500	—	—	$36.66	6/30/2023	$6,925,702
								22,462	$1,473,058	12,308	$807,159
Michael E. Gioja	7/12/2017	—	41,159	—	$57.24	7/11/2027
	7/6/2016	—	—	58,962	$60.84	7/5/2026
	7/6/2016	10,332	30,997	—	$60.84	7/5/2026
	7/8/2015	23,437	23,438	—	$47.32	7/8/2025
	7/9/2014	33,203	11,068	—	$41.70	7/9/2024
	7/10/2013	22,000	—	—	$38.48	7/9/2023
	7/7/2011	47,500	—	—	$31.63	7/6/2021
	7/6/2011	16,001	—	—	$31.34	7/5/2021
	7/7/2010	4,468	—	—	$26.02	7/6/2020
	7/9/2009	7,840	—	—	$24.21	7/8/2019	$5,989,569
								22,462	$1,473,058	12,308	$807,159

Paychex, Inc. 2018 Proxy Statement • 49

NEO Compensation

Number of Securities Underlying Unexercised Options (Column (d))

The options displayed in this column vest as follows: (1) grants prior to July 2017 vest one-fourth per annum over a four-year period; and (2) the July 2017 grant vests one-third per annum over a three-year period from the date of grant.

The following table provides information with respect to the future vesting of each NEO’s outstanding options.

	Number of Securities Vesting (#)
	July 2018	July 2019	July 2020
Martin Mucci	224,171	175,342	123,642
Efrain Rivera	53,236	42,166	30,449
Mark A. Bottini	47,447	36,378	24,660
John B. Gibson	46,839	35,770	24,053
Michael E. Gioja	46,839	35,770	24,053

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (Column (e))

The options displayed in this column are LTIP performance stock options which will vest in amounts subject to pre-established performance goals for fiscal 2020. The awards are presented at threshold performance.

Total Potential Current Value of Outstanding Options (Column (h))

The total potential current value of options outstanding is based on the difference between $65.58, the closing price of the Company’s common stock as of May 31, 2018, and the exercise price, multiplied by all outstanding options, whether exercisable or unexercisable. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather is intended to provide additional information that stockholders may find useful.

Number of Shares or Units and Market Value of Shares or Units That Have Not Vested (Columns (i) and (j))

The stock awards in this column include awards granted on July 8, 2015, July 6, 2016, and July 12, 2017 that are subject to time-based vesting pro rata over three years. The performance shares granted on July 8, 2015 and July 6, 2016 are also included in this column, since their performance conditions have been satisfied. These performance shares are now restricted with a one-year service requirement before the restrictions lapse in July 2018 and July 2019, respectively.

The following table provides information with respect to the future vesting of each NEO’s outstanding restricted stock awards:

	Number of Securities Vesting (#)
	July 2018	July 2019	July 2020
Martin Mucci	56,000	45,823	5,477
Efrain Rivera	12,885	10,806	1,401
Mark A. Bottini	12,422	9,515	1,051
John B. Gibson	12,366	9,045	1,051
Michael E. Gioja	12,366	9,045	1,051

The market value displayed is based on the number of shares that have not vested multiplied by $65.58, the closing price of the Company’s common stock as of May 31, 2018.

Paychex, Inc. 2018 Proxy Statement • 50

NEO Compensation

Total dividends and interest accrued on the restricted stock awards that have not vested as of May 31, 2018 were as follows: Mr. Mucci — $185,213; Mr. Rivera — $43,220; Mr. Bottini — $40,161; and Mr. Gibson and Mr. Gioja — $39,724 each. The grant-date fair value for restricted stock awards incorporates expected dividends.

Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (Columns (k) and (l))

The stock awards in these columns represent the annual grant of performance shares, Mr. Rivera’s special, one-time performance share award granted September 9, 2017, and the special grant of LTIP performance-based restricted stock on July 6, 2016. The annual performance share awards are presented at threshold and have pre-established performance goals that can be achieved over a two-year period. Shares earned will be determined at the end of the performance period, and then will be restricted with a one-year service requirement before the restrictions lapse. The special award to Mr. Rivera is also presented at threshold, which for this award is the same as target achievement, and has pre-established performance goals achieved over a three-year period. The one-year service requirement after the performance period does not apply to the special award to Mr. Rivera. The LTIP performance-based restricted stock is presented at threshold performance as of May 31, 2018 and achievement will be determined based on comparisons to pre-established targets for fiscal 2020. The market value displayed is based on the number of shares at threshold multiplied by $65.58, the closing price of the Company’s common stock as of May 31, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

FISCAL 2018

Change in Control Plan

The Company has a Change in Control Plan covering the officers of the Company. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a “change in control,” as defined in the Change in Control Plan, the officer becomes entitled to certain severance benefits. “Cause” means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. “Good reason” means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile radius; or the failure of a successor company to assume or adopt this plan.

The severance benefits, which are conditioned upon the execution of a general release in favor of the Company, are as follows:

•

Cash compensation in the form of a lump-sum payment equal to a multiple of annual cash compensation (base salary and bonus at target) as determined by position within the Company (CEO — 2.0; SVP — 1.5);

•	Lump-sum cash payment for pro-rated portion of current year annual cash performance incentive award at target;

•

Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a pro-rated basis, except for Mr. Rivera’s September 2017 special one-time award which will vest in full; and

•

Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable continuation period, which is determined as the number of years equal to the participant’s multiplier (CEO —2.0; SVP — 1.5).

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing plan is qualified in its entirety by reference to the text of the plan document. For more information, refer to the Paychex, Inc. Change In Control Plan, incorporated by reference from Exhibit 10.24 to the Company’s Form 10-K filed with the SEC on July 15, 2011.

Paychex, Inc. 2018 Proxy Statement • 51

NEO Compensation

Other Separation Benefits

With the exception of the Change in Control Plan, NEOs are not entitled to severance benefits. However, for all NEOs, upon death or disability all unvested time-based stock options and restricted stock awards become fully vested according to the terms of the award agreements under the 2002 Plan. Upon death or disability a NEO shall be entitled to a pro rated portion of actual shares earned under a performance share award, based on the number of days in the performance period until the date of death or disability as a percentage of the total number of days in the performance period. Mr. Rivera’s September 2017 special, one-time performance share award is the exception as it vests in full as of the date of death or disability. The LTIP award agreement does not have a provision allowing vesting of a portion of the award at death, disability, or retirement.

Upon death, disability, or retirement, NEOs may be eligible to receive an Annual Incentive Program payout based on actual fiscal year results and calculated using the base pay received by the NEO during the performance period.

Paychex, Inc. 2018 Proxy Statement • 52

NEO Compensation

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2018, the compensation and benefits to the NEOs upon separation from employment from the Company for the various reasons specified.

		Potential Payments Upon Separation
	Annual Compensation per the Summary Compensation Table (1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Martin Mucci
Base Salary (2)		$—	$—	$—	$1,900,000
Annual Incentive (3)		—	1,106,750	1,106,750	2,470,000
Stock Option Awards (4)		—	5,584,458	—	5,584,458
Restricted Stock Awards (5)		—	7,036,734	—	7,036,734
Performance Share Awards (6)		—	1,448,236	—	1,448,236
LTIP-Performance Options (7)		—	—	—	465,802
LTIP Performance Shares (8)		—	—	—	789,419
Benefits (9)		—	—	—	27,054
Total	$6,736,164	$—	$15,176,178	$1,106,750	$19,721,703
Efrain Rivera
Base Salary (2)		$—	$—	$—	$750,000
Annual Incentive (3)		—	441,900	441,900	712,500
Stock Option Awards (4)		—	1,322,818	—	1,322,818
Restricted Stock Awards (5)		—	1,645,533	—	1,645,533
Performance Share Awards (6)		—	1,753,576	—	1,753,576
LTIP-Performance Options (7)		—	—	—	232,900
LTIP Performance Shares (8)		—	—	—	394,693
Benefits (9)		—	—	—	28,054
Total	$3,237,416	$—	$5,163,827	$441,900	$6,840,074
Mark A. Bottini
Base Salary (2)		$—	$—	$—	$675,000
Annual Incentive (3)		—	321,480	321,480	742,500
Stock Option Awards (4)		—	1,191,115	—	1,191,115
Restricted Stock Awards (5)		—	1,507,553	—	1,507,553
Performance Share Awards (6)		—	277,928	—	277,928
LTIP-Performance Options (7)		—	—	—	232,900
LTIP Performance Shares (8)		—	—	—	394,693
Benefits (9)		—	—	—	37,497
Total	$1,678,654	$—	$3,298,076	$321,480	$5,059,186
John B. Gibson
Base Salary (2)		$—	$—	$—	$675,000
Annual Incentive (3)		—	397,710	397,710	641,250
Stock Option Awards (4)		—	1,182,474	—	1,182,474
Restricted Stock Awards (5)		—	1,473,058	—	1,473,058
Performance Share Awards (6)		—	277,928	—	277,928
LTIP-Performance Options (7)		—	—	—	232,900
LTIP Performance Shares (8)		—	—	—	394,693
Benefits (9)		—	—	—	28,302
Total	$1,750,244	$—	$3,331,170	$397,710	$4,905,605
Michael E. Gioja
Base Salary (2)		$—	$—	$—	$675,000
Annual Incentive (3)		—	397,710	397,710	641,250
Stock Option Awards (4)		—	1,182,474	—	1,182,474
Restricted Stock Awards (5)		—	1,473,058	—	1,473,058
Performance Share Awards (6)		—	277,928	—	277,928
LTIP-Performance Options (7)		—	—	—	232,900
LTIP Performance Shares (8)		—	—	—	394,693
Benefits (9)		—	—	—	20,582
Total	$1,753,400	$—	$3,331,170	$397,710	$4,897,885
Total for all NEOs	$15,155,878	$—	$30,300,421	$2,665,550	$41,424,453

Paychex, Inc. 2018 Proxy Statement • 53

NEO Compensation

(1)

The amounts in this column are the total reported compensation for fiscal 2018 per the Summary Compensation Table presented earlier in this proxy statement. These amounts are provided for comparative purposes only.

(2)	Base salary is the annual salary at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for SVPs.

(3)

For death or disability and retirement, the value for the Annual Incentive Program is the amount earned as of May 31, 2018. For termination other than for cause or resignation for good reason within one year of a change in control, the value for the Annual Incentive Program is the incentive at target at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for SVPs.

(4)

The value of the unvested stock option awards is determined by the difference in the closing price of the Company’s common stock of $65.58 per share as of May 31, 2018 and the exercise price multiplied by the number of unvested options.

(5)	The value of unvested time-based restricted stock awards is based upon the closing price of the Company’s common stock of $65.58 as of May 31, 2018.

(6)

The value of the performance share awards is based upon the closing price of the Company’s common stock of $65.58 as of May 31, 2018, assuming achievement at target, and pro rated for one-half of the performance period completed as of May 31, 2018. The exception is for Mr. Rivera’s one-time performance share award granted in September 2017, which would vest in full as fiscal 2018’s net income exceeded target.

(7)

The value of the LTIP performance stock options is determined by the difference in the closing price of the Company’s common stock of $65.58 per share as of May 31, 2018, and the exercise price multiplied by the number of unearned options. This is pro rated for one-half of the portion of the performance period completed as of May 31, 2018.

(8)

The value of the LTIP performance restricted stock is based upon the closing price of the Company’s common stock of $65.58 as of May 31, 2018, assuming achievement at target and pro rated for one-half of the performance period completed as of May 31, 2018.

(9)

The value of the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable continuation period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO, and 1.5 for SVPs.

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2018

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. Eligible employees are able to defer up to 50% of their base salary and Annual Incentive Program award. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be made either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes the NEO benefits under the plan:

	Fiscal 2018			Aggregate Balance as of May 31, 2018 ($) (e)
Name (a)	Executive Contributions ($) (b)	Aggregate Earnings/ (Losses), Net ($) (c)	Aggregate Withdrawals/ Distributions ($) (d)
Martin Mucci	$185,212	$128,781	$—	$2,515,368
Efrain Rivera	$420,867	$(8,028)	$—	$2,725,973
Mark A. Bottini	$48,094	$11,070	$—	$143,680
John B. Gibson	$43,050	$31,379	$—	$307,044

Other NEO’s are currently not participating in this plan.

Executive Contributions (Column (b))

The amounts in this column reflect the aggregate of the salary and bonus amounts deferred by the NEO during fiscal 2018. These are included in amounts reported in the Fiscal 2018 Summary Compensation Table.

Aggregate Earnings/(Losses), Net (Column (c))

The amounts in this column reflect both net realized gains/(losses) and net unrealized gains/(losses). They are not included in the Fiscal 2018 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

Paychex, Inc. 2018 Proxy Statement • 54

NEO Compensation

Aggregate Withdrawals/Distributions (Column (d))

The amounts in this column would represent amounts withdrawn from the plan, and would have been included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Summary Compensation Tables for current and previous years.

Aggregate Balance as of May 31, 2018 (Column (e))

The amounts in this column reflect the accumulated balances in the plan and include the “Salary” and “Non-Equity Incentive Plan Compensation” deferred amounts reported in current and previous years in the Fiscal 2018 Summary Compensation Table.

The investment funds available to NEOs, and the respective one-year rates of return as of May 31, 2018, are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Europacific Growth Fund	13.05%	Oppenheimer Developing Markets Fund Class A	16.43%
BlackRock Global Allocation Fund Class A	4.47%	T. Rowe Price Equity Income Fund	10.21%
Delaware Small Cap Core Fund	19.29%	T. Rowe Price Growth Stock Fund	21.56%
Fidelity Extended Market Index Fund	18.48%	T. Rowe Price New Income Fund	(0.21)%
Fidelity 500 Index Fund	14.34%	Vanguard Prime Money Market Fund	1.35%
MFS Mid Cap Value Fund R6	9.04%	Vanguard Total International Stock Index Fund	9.87%

Paychex, Inc. 2018 Proxy Statement • 55

Independent Accountants

PROPOSAL 3: RATIFICATION OF SELECTION OF

PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot

•	What am I voting on?

Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm (the “independent accountants”) for fiscal 2019.

•	Voting Recommendation

The Board of Directors recommends a vote FOR the ratification of PwC as the Company’s independent accountants for fiscal 2019.

The Audit Committee has appointed PwC as the Company’s independent accountants for fiscal 2019. The firm has served as the independent accountants for the Company since the fiscal year ended May 31, 2014. In connection with the decision to appoint PwC, the Audit Committee evaluates: their reputation, qualifications, and experiences; quality of communications and interactions during the past year; and their independence and objectivity. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

The Audit Committee is also responsible for the audit fee negotiations associated with the Company’s retention of PwC. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent accountants. Additionally, the Audit Committee and its Chair are directly involved in the selection and mandated rotation of the lead engagement partner from PwC. The members of the Audit Committee believe that the continued retention of PwC to serve as the Company’s independent accountants is in the best interest of the Company and its stockholders.

Representatives from PwC will be present at the Annual Meeting, and will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of PwC, a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting must be voted for the proposal.

The Board recommends a vote FOR the proposal to ratify the appointment of PwC as the Company’s independent accountants for fiscal 2019.

Fees for Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by PwC:

	Year Ended May 31,
	2018	2017
Audit fees	$1,554,000	$1,190,000
Audit-related fees	187,000	137,000
Tax-related fees	126,000	187,000
Total fees	$1,867,000	$1,514,000

Audit fees

This category includes fees for fiscal 2018 and fiscal 2017 that were for professional services rendered primarily for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Paychex, Inc. 2018 Proxy Statement • 56

Independent Accountants

Audit-related fees

This category includes fees for services in fiscal 2018 and fiscal 2017 for consultation concerning financial accounting and reporting standards.

Tax-related fees

This category includes fees for fiscal 2018 and fiscal 2017 services related to tax compliance and planning.

There were no other fees paid to PwC for fiscal 2018 or fiscal 2017.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2018 and fiscal 2017.

Paychex, Inc. 2018 Proxy Statement • 57

Independent Accountants

Report of The Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written Charter and its primary responsibilities are highlighted in the Corporate Governance section of this proxy statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes. Also, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2018 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2018, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) and SEC Rule 207. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. The Audit Committee approved non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2018. The Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company and its affiliates and the fees and costs billed for those services, is permissible with PricewaterhouseCoopers LLP’s independence. The Audit Committee has a clear policy on non-audit services that may be provided by the independent accountants, which prohibits certain categories of work and requires pre-authorization for all non-audit related services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal 2018 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J.S. Flaschen, Chairman

Thomas F. Bonadio

Joseph G. Doody

Grant M. Inman

Kara Wilson

Paychex, Inc. 2018 Proxy Statement • 58

FAQ

FREQUENTLY ASKED QUESTIONS

What is a Proxy Statement and What Is a Proxy?

We are furnishing this proxy statement to stockholders on behalf of our Board, who is soliciting your proxy to vote at the Annual Meeting. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote.

A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. The proxy card is your written document that designates someone to be your proxy. We have designated two of our officers as proxies for the Annual Meeting — Martin Mucci, President and CEO, and Efrain Rivera, SVP, CFO and Treasurer.

Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about September 7, 2018.

When and Where Is the Annual Meeting?

The Annual Meeting will be held on Thursday, October 11, 2018 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY 14607.

What Am I Voting On? How Do You Recommend I Vote?

The table below shows the proposals subject to vote at the Annual Meeting, along with information on what vote is required to approve each of the proposals, assuming the presence of a quorum at the Annual Meeting, and the Board’s recommendations for each proposal. With respect to Proposals 1, 2, and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Proposal	Vote Required	Board Recommendation
Proposal 1: Election of nine nominees to the Board of Directors for a one-year term	Majority of the votes duly cast	FOR each director nominee
Proposal 2: Advisory vote to approve named executive officer compensation	Majority of the shares present in person or by proxy and entitled to vote on the proposal	FOR
Proposal 3: Ratification of selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm	Majority of the shares present in person or by proxy and entitled to vote on the proposal	FOR

Who is Entitled to Vote At the Annual Meeting?

Stockholders of record of our common stock as of the close of business on August 13, 2018 (the “Record Date”) will be eligible to vote at the Annual Meeting. Each share outstanding as of the Record Date will be entitled to one vote.

How Many Shares Must Be Present to Hold the Annual Meeting?

In order for us to conduct our Annual Meeting, the holders of a majority of the shares entitled to vote must be present at the Annual Meeting in person or by proxy. This is called a quorum. A quorum is necessary to hold a valid meeting. As of August 13, 2018, 359,692,748 shares of common stock were issued and outstanding. A total of 179,846,375 shares will constitute a quorum.

What is The Difference Between a Registered Stockholder and a Beneficial Stockholder?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record, or a registered stockholder, with respect to those shares. If your shares are held in a brokerage account in the name of your bank, broker, or other nominee (this is called “street name”), you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. Your bank, broker, or other nominee will send you instructions on how to vote your shares.

Paychex, Inc. 2018 Proxy Statement • 59

FAQ

What Shares are Included on the Proxy Card?

You may receive more than one proxy card if you have multiple accounts with our transfer agent, or with banks, brokers, or other nominees.

If you are a registered stockholder, you will receive a proxy card for shares of common stock you hold in certificate form or in book-entry form.

If you are a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Company’s 401(k) Plan, you will receive a proxy card that reflects those shares. You can vote those shares using the methods described below. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), who is the holder of record for the shares in the ESOP. As a participant in the ESOP, you have the right to direct the Trustee on how to vote the shares of common stock credited to your account at the Annual Meeting. The participants’ voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to each participant’s individual voting direction. If you do not submit voting instructions for your shares of common stock in the ESOP, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants. To allow sufficient time for voting by the Trustee, voting instructions by ESOP participants must be received by 11:59 p.m. Eastern Time on Friday, October 5, 2018. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker, or other nominee through which you own your shares of common stock.

How Do I Vote in Advance of the Annual Meeting?

If you are a registered stockholder, or a participant in the ESOP, you can vote in one of the following ways:

•

Via the Internet — Go to the website noted on your proxy card in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	By telephone — Call the toll-free telephone number indicated on your proxy card and follow the voice-prompt instructions to vote by telephone. Telephone voting is available 24 hours a day.

•

By mail — Mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the proxy statement and annual report, you will not receive a proxy card and must vote via the Internet.

• By mobile device —Scan this QR code

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on Wednesday, October 10, 2018. If you vote by telephone or the Internet, you do not need to return your proxy card.

If you are a beneficial owner, you can vote in the manner prescribed by the bank, broker, or other nominee through which you own your shares of common stock. You will receive voting instruction information for you to use in directing the bank, broker, or other nominee on how to vote your shares. Check the voting instruction information used by the bank, broker, or other nominee to see if it offers Internet or telephone voting.

May I Vote In Person at the Annual Meeting?

If you are a registered stockholder, you may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

If you are a beneficial owner and want to vote your shares in person at the Annual Meeting, you will need to ask your bank, broker, or other nominee to furnish you with a legal proxy. You must hand this legal proxy in with your completed ballot. Without this legal proxy you will be unable to vote at the meeting.

Paychex, Inc. 2018 Proxy Statement • 60

FAQ

May I Change My Mind After I Vote?

Registered stockholders may change a properly executed proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail; or

•	voting in person at the Annual Meeting.

Beneficial owners should contact their bank, broker, or other nominee for instructions on how to change their vote.

If you are a participant in the ESOP, you may change a properly executed proxy at any time prior to 11:59 p.m. Eastern Time on October 5, 2018, by submitting a proxy that has a more recent date than the original proxy by Internet, telephone, or mail. You may not, however, change your voting instructions in person at the Annual Meeting because the Trustee will not be present.

In What Manner Are Proxies Voted? What if I Returned My Proxy Card Without Specifying a Vote?

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. You should specify your choice for each matter on your proxy card. However, if you do not specify your choices on your returned proxy card, then your shares will be voted in accordance with the Board’s recommendations. Should any matter not described above be properly presented at the Annual Meeting, the persons named on the proxy form will vote in accordance with their judgment as permitted.

If you are a beneficial owner, in order to ensure your shares are voted the way you would like, you must provide voting instructions to your bank, broker, or other nominee. If you do not provide your voting instructions to that party, whether your shares can be voted depends on the type of item being considered for vote. New York Stock Exchange (“NYSE”) rules allow your bank, broker, or other nominee to use its own discretion and vote your shares on routine matters. A bank, broker, or other nominee does not have discretion to vote your shares on non-routine matters (known as “broker non-votes”). Proposals 1 and 2 are not considered to be routine matters under the current NYSE rules, and so your bank, broker, or other nominee will not have the discretionary authority to vote your shares on those items. Proposal 3 is considered a routine matter under NYSE rules, so your bank, broker, or other nominee will have discretionary authority to vote your shares on that item.

How Are Broker Non-Votes and Abstentions Counted?

Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your bank or broker on all voting items.

Abstentions are also counted for the purposes of establishing a quorum, but will have the same effect as a vote against a proposal, except in regard to the election of directors. For this item, abstentions will have no direct impact.

How Can I Find the Results of the Voting?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Can I Access Proxy Materials on the Internet?

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are available at www.paychex.com/investors.

Paychex, Inc. 2018 Proxy Statement • 61

FAQ

As an alternative to receiving paper copies of the proxy statement and annual report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you.

For registered stockholders, to give your consent to receive future documents via electronic delivery, vote your proxy via the Internet and follow the instructions to enroll in the electronic delivery service. For beneficial owners, please check the information in the proxy materials provided by your bank, broker, or other nominee regarding the availability of electronic delivery service.

Are There Any Other Actions to be Presented at the Annual Meeting?

As of the date of this proxy statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Who Pays for the Cost of Solicitation of Proxies?

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

How Are Proxy Materials and the Company’s Annual Report Being Delivered?

The 2018 Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about September 7, 2018. You may also obtain a copy of our Annual Report on Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

What is Householding?

In accordance with the Exchange Act, the Company delivers materials to stockholders under a program known as “householding.” Under the householding program, the Company is delivering one copy of its annual report and proxy statement in a single envelope addressed to all stockholders who share a single address, unless such stockholders previously notified the Company that they wish to revoke their consent to the householding. Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

Stockholders of record residing at the same address and currently receiving multiple copies of the annual report and proxy statement and who wish to receive a single copy may also contact Broadridge Investor Communications Services at the phone number and address noted above. Beneficial owners will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its proxy statement and annual report to a stockholder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

Paychex, Inc. 2018 Proxy Statement • 62

FAQ

If you own Paychex stock beneficially through a bank, broker, or other nominee, you may already be subject to householding if you meet the criteria. If you wish to receive a separate proxy statement and annual report in future mailings, you should contact your bank, broker, or other nominee.

How Do I Submit a Proposal for Next Year’s Annual Meeting?

Stockholder proposals, which are intended to be presented at the 2019 Annual Meeting of Stockholders, for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 10, 2019. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals that are intended to be presented at the 2019 Annual Meeting of Stockholders but not included in the Company’s proxy statement must be received by the Company’s Corporate Secretary at our executive offices on or before July 24, 2019. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2019 Annual Meeting of Stockholders.

Paychex, Inc. 2018 Proxy Statement • 63

Appendix A

APPENDIX A

PAYCHEX, INC. NON-GAAP FINANCIAL MEASURES

The following table reconciles the GAAP measures to the related non-GAAP measures that were utilized within this proxy statement.

$ in millions	2018	Change	2017	Change	2016
Operating income (GAAP)	$1,288	4%	$1,240	8%	$1,147
Add: Termination of license agreements (1)	33		—		—
Less: Interest on funds held for clients	(64)		(51)		(46)
Operating income, net of certain items (non-GAAP)	$1,257	6%	$1,189	8%	$1,101

Net income (GAAP)	$934	14%	$817	8%	$757
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(13)		(18)		—
Net tax benefit on income derived from prior tax years for customer-facing software (3)	—		—		(21)
Revaluation of net deferred tax liabilities (4)	(26)		—		—
Termination of license agreements (1)	25		—		—
Total non-GAAP adjustments	(14)		(18)		(21)
Adjusted net income (non-GAAP)	$920	15%	$799	9%	$736

Diluted earnings per share (GAAP)	$2.58	15%	$2.25	8%	$2.09
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(0.04)		(0.05)		—
Net tax benefit on income derived from prior tax years for customer-facing software (3)					(0.06)
Revaluation of net deferred tax liabilities (4)	(0.07)		—		—
Termination of license agreements (1)	0.07		—		—
Total non-GAAP adjustments	(0.04)		(0.05)		(0.06)
Adjusted diluted earnings per share (non-GAAP) (5)	$2.55	16%	$2.20	8%	$2.03

(1)	Additional expense and corresponding tax benefit recognized as a result of the termination of certain license agreements. This event is not expected to recur.

(2)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)	Non-recurring net tax benefit recognized on income derived in prior tax years related to customer-facing software that we produced.

(4)	Non-recurring tax benefits recognized as a result of the Tax Act related to the revaluation of net deferred tax liabilities.

(5)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table above may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present operating income, net of certain items, adjusted net income, and adjusted diluted earnings per share, which are non-GAAP measures. We believe operating income, net of certain items, adjusted net income, and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management.

Paychex, Inc. 2018 Proxy Statement • A-1

Appendix A

For fiscal 2018, the charge following terminations of certain license agreements is also excluded due to its unusual nature and it is not expected to recur. Adjusted net income and adjusted diluted earnings per share exclude the impact of certain discrete tax items related to employee stock-based compensation payments, which are subject to volatility and are subject to employee decisions on exercising stock options and fluctuations in stock price. Also excluded is the one-time discrete tax benefit for revaluation of deferred tax liabilities due to the Tax Act. Operating income, net of certain items, adjusted net income, and adjusted diluted earnings per share are not calculated through the application of GAAP and are not required forms of disclosure by the SEC. As such, they should not be considered as a substitute for the GAAP measures of operating income, net income, and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Paychex, Inc. 2018 Proxy Statement • A-2

Appendix B

APPENDIX B

PAYCHEX, INC. RECONCILIATION OF PERFORMANCE MEASURES TO THOSE REPORTED IN THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

Under the Company’s incentive compensation programs, performance targets are often based on measures of service revenue and operating income, net of certain items (see Note 1 below regarding this non-GAAP measure). In evaluating achievement, the programs allow for certain adjustments to be made to the results reported in the consolidated financial statements. For fiscal 2018, adjustments were related to businesses acquired and the acceleration of restricted stock unit (“RSU”) expenses.

The following table reconciles the results reported in our consolidated financial statements to those representing achievement under the award agreement for the July 2016 performance shares.

	Year ended May 31,
In millions	2018	2017	2-Year Performance Period
Service revenue	$3,317	$3,101	$6,418
Adjustments:
Service revenue associated with acquired businesses	(80)	—	(80)
Service revenue, as calculated under the award	$3,237	$3,101	$6,338

Operating income (GAAP measure)	$1,288	$1,240	$2,528
Less: Interest on funds held for clients	(64)	(51)	(115)
Add: Termination of license agreements	33	—	33
Operating income, net of certain items (1)	1,257	1,189	2,446
Adjustments allowed under the award:
Add: RSU Acceleration	6	—	6
Add: Operating losses and other costs related to acquired businesses	8	—	8
Operating income, net of certain items (1), as calculated under the award	$1,271	$1,189	$2,460

(1)

Operating income, net of certain items, is a non-GAAP measure that is provided in addition to the U.S. GAAP measure of operating income for purposes of compensation program performance targets. Refer to discussion of non-GAAP measures and reconciliation to the related GAAP measure in Appendix A.

Paychex, Inc. 2018 Proxy Statement • B-1

HELPFUL RESOURCES

Visit the website, or scan the QR codes to access these sites with your mobile device.

Paychex website www.paychex.com	Investor Relations www.paychex.com/investors

Proxy Voting www.proxyvote.com

911 Panorama Trail South

Rochester, New York 14625

paychex.com

twitter.com/paychex	facebook.com/paychex	linkedin.com/company/paychex

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625-2396

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
1a.	B. Thomas Golisano	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1b.	Thomas F. Bonadio	☐	☐	☐	2.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
1c. 1d.	Joseph G. Doody David J.S. Flaschen	☐ ☐	☐ ☐	☐ ☐	3.	RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
1e. 1f. 1g. 1h. 1i.	Pamela A. Joseph Martin Mucci Joseph M. Tucci Joseph M. Velli Kara Wilson	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY FRIDAY, OCTOBER 5, 2018, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

September 7, 2018

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, October 11, 2018 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY, 14607.

The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its Named Executive Officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Martin Mucci

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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PAYCHEX, INC. Proxy Solicited on Behalf of the Board of Directors of Paychex, Inc. for the Annual Meeting, October 11, 2018

PROXY

The undersigned hereby appoints MARTIN MUCCI and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 11, 2018 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.

If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Continued and to be signed on reverse side